UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, June 5, 2025

The 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) of Casella Waste Systems, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), will be conducted online via live webcast at https://meetnow.global/MUPPXUN on Thursday, June 5, 2025 at 10:00 a.m. Eastern Time to consider and act on the following matters:

1.	To elect three Class I directors, each to serve for a term expiring at the 2028 Annual Meeting of Stockholders;

2.

To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in the accompanying proxy statement;

3.	To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2025; and

4.	To transact such other business as may properly come before the 2025 Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

The 2025 Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast at https://meetnow.global/MUPPXUN. There will not be a physical meeting location, and stockholders will not be able to attend the meeting in person. This means that you can attend the 2025 Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about April 21, 2025, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. As more fully described in the Notice, stockholders who receive a Notice may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how stockholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Stockholders of record of our Class A common stock and our Class B common stock at the close of business on April 9, 2025, the record date for the 2025 Annual Meeting, are entitled to notice of, and to vote at, the 2025 Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, you may submit a proxy or vote your shares in any one of the following ways:

•

Over the Internet prior to the 2025 Annual Meeting by going to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST and following the instructions for internet voting shown on your Notice or your proxy card;

•	Over the Telephone, by calling 1-800-652-VOTE (8683) and following the recorded instructions;

•

By Mail, if you receive a printed copy of the proxy materials, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you submit a proxy over the internet or by telephone, please do not mail your proxy card; or

•	Online while virtually attending the 2025 Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow to submit voting instructions or vote your shares.

All stockholders are invited to attend the 2025 Annual Meeting online. Whether or not you plan to attend the 2025 Annual Meeting online, we urge you to take the time to submit your proxy to vote over the Internet, by phone or by mail. Further information about how to attend the 2025 Annual Meeting online, vote your shares online during the meeting and submit your questions online during the meeting is included in the accompanying proxy statement.

By order of the Board of Directors,

April 18, 2025 Rutland, Vermont	John W. Casella Chairman, Chief Executive Officer and Secretary

PROXY STATEMENT

Forward-Looking Statements

Certain statements contained in this proxy statement, including, but not limited to, the statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the Company’s financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and sustainability goals and commitments and anticipated actions to meet such goals and commitments, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “will,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made in this proxy statement. Such forward-looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements. Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect

i

our operations and financial results; the increasing focus on per- and polyfluoroalkyl substances (“PFAS”) and other emerging contaminants, including the recent designation by the U.S. Environmental Protection Agency of two PFAS chemicals as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act, will likely lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company’s revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company’s control; the Company may be required to incur capital expenditures in excess of its estimates; the Company’s insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; disruptions or limited access to domestic and global transportation or the imposition of tariffs could impact the Company’s ability to sell recyclables into end markets; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other filings that the Company may make with the Securities and Exchange Commission in the future. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

ii

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

PROXY STATEMENT

for the

2025 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 5, 2025

TIME, DATE AND LOCATION OF 2025 ANNUAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Casella Waste Systems, Inc. (the “Company,” “Casella”, “we,” “us” or “our”), for use at the 2025 Annual Meeting of Stockholders to be conducted online via live webcast at https://meetnow.global/MUPPXUN on Thursday, June 5, 2025 at 10:00 a.m. Eastern Time, and at any adjournments, postponements, continuations or reschedulings thereof (the “2025 Annual Meeting”).

The 2025 Annual Meeting will be conducted exclusively online via live webcast, with no physical in-person meeting. At our virtual 2025 Annual Meeting, stockholders will be able to attend, vote and submit questions by visiting https://meetnow.global/MUPPXUN. Further information about how to attend the 2025 Annual Meeting online, vote your shares online during the meeting and submit questions online during the meeting is included in this proxy statement.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about April 21, 2025, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. As more fully described in the Notice, stockholders who receive a Notice may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how such stockholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

For the 2025 Annual Meeting of Stockholders to be Held on Thursday, June 5, 2025

This proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2024 (“2024 Annual Report”) are available for viewing, printing and downloading at www.casella.com/2025AnnualMeeting.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon oral or written request to Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, Vermont 05701, Telephone: 1-802-775-0325.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are also available on the SEC’s website at www.sec.gov.

PROXY SUMMARY

This summary highlights information that is contained elsewhere in this proxy statement and does not include all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2025 Annual Meeting of Stockholders

Date and Time	Thursday, June 5, 2025 at 10:00 a.m. Eastern Time

Location	Online via live webcast at https://meetnow.global/MUPPXUN

Record Date	April 9, 2025

Voting Matters and Board Recommendations

Item	Proposal	Board Recommendation	Page Number

1	To elect three Class I directors	FOR each nominee	74

2	To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers	FOR	75

3	To ratify the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2025	FOR	76

4	To transact such other business as may properly come before the 2025 Annual Meeting

2025 Nominees for the Board of Directors

Name	Age	Principal Occupation	Committee Memberships

Michael K. Burke	67	Former Senior Vice President and Chief Financial Officer of EndoGastric Solutions, Inc.	Audit (Chair) Nominating and ESG

Douglas R. Casella	68	Vice President, Casella Construction, Inc.	None

Gary Sova	71	Former Senior Vice President – Marketing and Sales of Republic Services, Inc.	Audit Compensation and Human Capital

Company Performance Highlights and Execution

Over the last several years, we have performed well against our key strategic initiatives. This solid execution has translated into sustained strong stockholder value creation, which continued in the fiscal year ended December 31, 2024 (“fiscal 2024”).

We are focused on further enhancing stockholder returns through execution against the following strategic initiatives:

1.	Increasing landfill returns;

2.	Driving additional profitability in collection operations;

3.	Creating incremental value through Resource Solutions;

4.	Allocating capital to return driven growth; and

5.	Strengthening four key foundational pillars:

•	People: Developing a safe, engaged, ready workforce to support growth.

•	Sustainable Growth: Driving profitable growth through an integrated resource solutions approach.

•	Technology: Driving profitable growth and efficiencies through technology.

•	Facilities: Developing necessary long-term infrastructure through facilities planning.

Through a focused effort and disciplined approach, we are executing well against our key financial and operational goals.

Strong Execution Against Key Strategies

Increasing landfill returns	Driving additional profitability in collection operations	Creating incremental value through Resource Solutions	Allocating capital to return driven growth
STRATEGY	• Improve returns through operating initiatives, pricing, and key permitting efforts.	• Profitably grow revenues and outpace inflation through operating efficiencies and pricing.	• Provide comprehensive resource-renewal solutions through recycling, organics, and resource management.	• Growth through disciplined capital allocation against a robust acquisition pipeline and organic opportunities.
EXECUTION	• Landfill average price up +8.9% in fiscal 2024. • Increased total landfill capacity[1] by 30% from 2019 through 2024. • Rail infrastructure brought online at McKean Landfill in fiscal 2024.	• Fiscal 2024 collection price up +6.5% and revenues up +35.3%, with operating income up over +160% since 2019. • Improved safety and operating profile through investment in automation.	• Recycling commodity risk reduced with floating fees and contract structures. • Return driven investment in recycling processing equipment and technology. • Driving circularity with industrial customers.	• 8 businesses acquired in fiscal 2024; over $200 million of annualized revenues. • Low consolidated net leverage ratio. • Balance sheet well positioned for growth.

STRENGTHENING FOUNDATIONAL PILLARS

PEOPLE	SUSTAINABLE GROWTH	TECHNOLOGY	FACILITIES

STOCKHOLDER VALUE CREATION

+129.9%

Stock price up +129.9% over last five fiscal years.

Fiscal 2024 vs. Fiscal 2023

- Revenues up +23.1%
- Net cash provided by operations up +20.7%
- Adjusted Free Cash Flow up +23.4%[2]
- Acquired 8 businesses with over $200mm in annualized revenues.

(1)

Total landfill capacity includes both permitted and permittable airspace and is reported within our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC (the “2024 Form 10-K”).

(2)	See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our execution against our long-term strategy has resulted in strong financial performance and positive total shareholder returns over the last five years. This execution continued in fiscal 2024 with revenues up $292.7 million or 23.1%, net income down $(11.9) million or (46.7)% due to the impact of several items in the year, including higher depreciation and amortization expense related to recently closed acquisitions, Adjusted EBITDA* up $66.0 million or 22.4%, Adjusted Operating Income* up $24.7 million or 18.2%, net cash provided by operating activities up $48.3 million or 20.7%, and Adjusted Free Cash Flow* up $30.0 million or 23.4%, from the fiscal year ended December 31, 2023 (“fiscal 2023”).

The tables below, in some instances on an adjusted basis to exclude certain items, set forth our financial performance (dollars in millions and margin as a percentage of revenues):

Revenues
$889.2
$1,085.1
$1,264.5
$1,557.3
FYE 12/31/21
FYE 12/31/22
FYE 12/31/23
FYE 12/31/24

Net cash provided by operating activities
$182.7
$217.3
$233.1
$281.4
FYE 12/31/21
FYE 12/31/22
FYE 12/31/23
FYE 12/31/24

Adjusted Free Cash Flow *
$95.3
$111.2
$128.3
$158.3
FYE 12/31/21
FYE 12/31/22
FYE 12/31/23
FYE 12/31/24

Net income & Margin
4.6%
4.9%
2.0%
0.9%
$41.1
$53.1
$25.4
$13.5
FYE 12/31/21
FYE 12/31/22
FYE 12/31/23
FYE 12/31/24

Adjusted Operating Income & Margin *
10.7%
10.9%
10.8%
10.3%
$95.3
$118.8
$136.0
$160.8
FYE 12/31/21
FYE 12/31/22
FYE 12/31/23
FYE 12/31/24

Adjusted EBITDA & Margin *
22.9%
22.6%
23.3%
23.2%
$203.6
$245.2
$294.6
$360.6
FYE 12/31/21
FYE 12/31/22
FYE 12/31/23
FYE 12/31/24

*

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our strong execution against our key strategies over the last five fiscal years has driven significant stockholder value creation, with our stock price up 129.9% from December 31, 2019 through December 31, 2024.

	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024

Casella Waste Systems, Inc.	$100.00	$134.59	$187.57	$172.30	$185.66	$229.87

Russell 2000	$100.00	$119.96	$137.74	$109.59	$128.14	$142.93

Peer Group (1)	$100.00	$108.62	$153.39	$144.53	$172.53	$204.08

(1)	The Peer Group is comprised of GFL Environmental, Inc., Waste Connections Inc., Waste Management, Inc. and Republic Services, Inc.

Information About Director Nominees and Continuing Directors

The following table provides summary information regarding each director nominee and each continuing director. Detailed information about each director’s background can be found in “Board of Directors – Director Biographies and Qualifications”.

			Committee Membership
Name	Director Since	Class	Audit	Compensation and Human Capital	Nominating and ESG	Key Skills and Experience
Michael K. Burke, 67 Former Senior Vice President and Chief Financial Officer EndoGastric Solutions, Inc. Independent Director	2008	I	C		M	Financial Expertise Risk Management Strategic Planning
Douglas R. Casella, 68 Vice President Casella Construction, Inc. Vice Chairman	1993	I				Solid Waste Operations and Logistics Engineering
Gary Sova, 71 Former Senior Vice President - Marketing and Sales Republic Services, Inc. Independent Director	2021	I	M	M		Solid Waste Operations Marketing and Sales Strategic Planning
Michael L. Battles, 56 Co-Chief Executive Officer and Co-President Clean Harbors, Inc. Independent Director	2019	II	M		M	Financial Expertise Risk Management Strategic Planning
Joseph G. Doody, 72 Former Vice Chairman Staples, Inc. Lead Director; Class A Director	2004	II				Strategic Planning Marketing and Sales Operations and Logistics
Emily Nagle Green, 67 Former Chairman and Chief Executive Officer Yankee Group Independent Director	2012	II		M	C	Technology Marketing and Sales Strategic Planning
John W. Casella, 74 Chairman, Chief Executive Officer and Secretary Casella Waste Systems, Inc.	1993	III				Solid Waste Strategic Planning Regulatory/Public Policy
William P. Hulligan, 81 Former President and Chief Operating Officer Progressive Waste Solutions Ltd. Independent Director	2015	III	M	C		Solid Waste Operations and Logistics Regulatory/Public Policy
Rose Stuckey Kirk, 62 Former Chief Corporate Social Responsibility Officer Verizon Communications Corp. Independent Director	2020	III		M	M	Marketing and Sales Environmental, Social and Governance Technology
C= Chair, M = Member

Executive Compensation Highlights

We maintain an executive compensation program that reflects our corporate strategy and short- and long-term business objectives and that provides performance-based pay that aligns the interests of our executives with those of our stockholders. Our Compensation and Human Capital Committee annually reviews our executive compensation program to ensure continued alignment with our philosophy, corporate strategy, and business objectives.

Our stockholders have shown their support for our executive compensation program as evidenced by a 97.7% favorable “say-on-pay” vote at our 2024 Annual Meeting of Stockholders.

The overall mix of total target compensation for our Chief Executive Officer and our other named executive officers for fiscal 2024 is illustrated in the following graphs:

We employ a number of “best practices” with respect to executive compensation design:

WHAT WE DO	WHAT WE DON’T DO

Balance of short- and long-term incentive compensation; favors longer term

Majority of named executive officer pay is performance-based

75% of named executive officer annual equity awards are performance-based

Caps on named executive officer bonus payments

Limited use of perquisites

Executive officer and director stock ownership guidelines

Double-trigger equity vesting at change in control in our Amended and Restated 2016 Incentive Plan

Clawback policy with respect to cash and equity incentive-based compensation

Annual “say-on-pay” votes

Independent Compensation and Human Capital Committee advisor

Do not guarantee salary increases or non-performance-based bonuses

Do not permit employees or directors to engage in hedging transactions, short sales of Company securities or the purchase or sale of puts, calls or other derivative securities based on Company securities

Do not provide excise tax gross-ups in future employment agreements

Do not provide excessive perquisites

Do not pay long-term incentive compensation in cash

Do not include evergreen provisions in stock incentive plan

PURPOSES OF THE 2025 ANNUAL MEETING

At the 2025 Annual Meeting, our stockholders will consider and vote upon the following matters:

1.	To elect three Class I directors, each to serve for a term expiring at the 2028 Annual Meeting of Stockholders;

2.

To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2025; and

4.	To transact such other business as may properly come before the 2025 Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. Unless contrary instructions are indicated on the proxy, all shares of our Class A and Class B common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of all three director nominees nominated by our Board as set forth in this proxy statement, (b) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, (c) “FOR” the ratification of the appointment RSM US LLP as our independent auditors for the fiscal year ending December 31, 2025, and (d) in the discretion of the persons named on the proxy card in connection with any other business that may properly come before the 2025 Annual Meeting and any adjournments, postponements, reschedulings or continuations thereof, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At this time, except as otherwise disclosed in this proxy statement, the Board knows of no other business that may properly come before the 2025 Annual Meeting; however, if other matters properly come before the 2025 Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment.

IMPORTANT INFORMATION ABOUT THE 2025 ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the 2025 Annual Meeting, to be conducted online via live webcast at https://meetnow.global/MUPPXUN on Thursday, June 5, 2025 at 10:00 a.m. Eastern Time.

Q.	What is included in the proxy materials?	A.

The proxy materials include this proxy statement and our 2024 Annual Report, which includes our 2024 Form 10-K. If you receive a paper copy of the proxy materials, a proxy card or voting instruction form are also included.

Q.	Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a full set of printed proxy materials?	A.

Providing access to proxy materials over the Internet helps us lower the cost of holding our annual meeting and saves natural resources. This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs.

On or about April 21, 2025, we are mailing the Notice to our stockholders (except those stockholders who previously requested electronic or paper delivery of proxy materials), which includes instructions as to how stockholders may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

Q.	How do I attend and vote at the virtual 2025 Annual Meeting?	A.	The 2025 Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the meeting online via live webcast. The webcast will start at 10:00 a.m. Eastern Time on June 5, 2025.

You are entitled to participate in the 2025 Annual Meeting only if you were a holder of the Company’s shares as of the close of business on April 9, 2025, the record date for the 2025 Annual Meeting. Stockholders will be able to attend the meeting online, vote online during the meeting and submit questions online during the meeting by visiting https://meetnow.global/MUPPXUN. We encourage you to access the 2025 Annual Meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time.

If your shares are registered directly in your name (i.e., you hold your shares through our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you must have your control number, which is located on your proxy card or the Notice, to attend the 2025 Annual Meeting online, vote online during the meeting and submit questions online during the meeting. If you are a registered holder, you are already registered for the meeting.

If you hold your shares in “street name,” meaning they are held for your account by a bank, broker or other nominee, you must register in advance to attend the 2025 Annual Meeting online, vote online during the meeting and submit questions online during the meeting. To register to attend the 2025 Annual Meeting online, you must submit proof of your proxy power (legal proxy) from your bank or broker reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than

5:00 p.m., Eastern Time, on June 2, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail: Computershare

Casella Waste Systems, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q.	Do I need to register to attend the 2025 Annual Meeting virtually?	A.	Registration is only required if you hold your shares in “street name”, as set forth above.

Q.	What if I encounter technical difficulties or have trouble accessing the 2025 Annual Meeting?	A.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the 2025 Annual Meeting. If you have technical difficulties or trouble accessing the virtual 2025 Annual Meeting at any time after online access commences at 9:45 a.m. Eastern Time, on the date of the 2025 Annual Meeting, please access the support link provided on the meeting website or call 1-888-724-2416 or 1-781-575-2748 for technical assistance.

Q.	Why is the 2025 Annual Meeting a virtual, online meeting?	A.

The 2025 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. Our virtual meeting will be governed by our Rules of Conduct, which will be posted at https://meetnow.global/MUPPXUN on the date of the 2025 Annual Meeting. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the 2025 Annual Meeting by enabling stockholders to participate remotely from any location. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q.	What are the recommendations of the Board?	A.	Our Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the three Class I directors nominated by our Board as set forth in this proxy statement;

•	“FOR” the approval, in an advisory “say-on-pay” vote, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2025.

Q.	Who can vote at the 2025 Annual Meeting and what are the voting rights of such stockholders?	A.

Our Board fixed April 9, 2025 as the record date for the 2025 Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the 2025 Annual Meeting and at any postponement, adjournment, rescheduling or continuation thereof.

On the record date, we had 62,475,137 shares of Class A common stock outstanding (each of which entitles its holder to one vote per share) and 988,200 shares of Class B common stock outstanding (each of which entitles its holder to 10 votes per share). Unless indicated otherwise in this proxy statement, we refer to our Class A common stock and our Class B common stock together as our common stock. Holders of our common stock do not have cumulative voting rights.

No securities other than our Class A common stock and Class B common stock are entitled to vote at the 2025 Annual Meeting. Only stockholders of record on April 9, 2025 are entitled to notice of, and to vote at, the 2025 Annual Meeting.

Q.	How do I vote?	A.	If your shares are registered directly in your name, you may submit a proxy or vote your shares in any one of the following ways:

(1)

Over the Internet: You may submit a proxy to vote your shares via the website of our tabulator, Computershare, at www.investorvote.com/CWST. Use the vote control number printed on the Notice (or your proxy card) to access your account and submit a proxy to vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern Time, on Wednesday, June 4, 2025, the day before the 2025 Annual Meeting, for your proxy to be valid and your vote to count.

(2)

By Telephone: You may submit a proxy to vote your shares by calling 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico and by following the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephonic proxy cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on Wednesday, June 4, 2025, the day before the 2025 Annual Meeting, for your proxy to be valid and your vote to count.

(3)

By Mail: If you received a printed copy of the proxy materials, complete and sign your proxy card and mail it to Computershare in the postage prepaid envelope we provided. Computershare must receive the proxy card by Wednesday, June 4, 2025, the day before the 2025 Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(4)

Online while virtually attending the Meeting: If you attend the 2025 Annual Meeting online, you may vote your shares online while virtually attending the 2025 Annual Meeting by visiting https://meetnow.global/MUPPXUN.

A.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may submit voting instructions or vote your shares in any one of the following ways:

(1)

Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit you to submit voting instructions over the internet or by telephone. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can submit your voting instructions by mail. You should follow those instructions.

(3)

Online while virtually attending the Meeting: You may vote your shares online while virtually attending the 2025 Annual Meeting by following the instructions as described in the answer to the question above entitled “How do I attend and vote at the virtual 2025 Annual Meeting?”

Q.	How will my shares be voted if I do not return my proxy or do not provide specific voting instructions in the proxy card or voting instruction form that I submit?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not submit a proxy over the internet, by telephone or by returning your proxy prior to the 2025 Annual Meeting, or do not vote online while virtually attending the 2025 Annual Meeting. If you submit a proxy card without giving specific voting instructions on one or more matters listed in the Notice, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the 2025 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Exchange Act.

If your shares are held in street name at a broker, your broker may, under certain circumstances, vote your shares if you do not timely provide your voting instructions. Stock exchange rules permit a broker to vote shares held in a brokerage account on certain proposals if the broker does not receive voting instructions from you. Stock exchange rules, however, prohibit brokers from voting uninstructed shares in the case of election of directors, executive compensation matters and certain other matters. Of the matters to be voted on at the 2025 Annual Meeting, we expect the only proposal on which brokers will have discretionary voting authority is the ratification of the appointment of our independent auditors (Proposal 3).

A “broker non-vote” results on a matter when your broker returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you.

We encourage you to provide voting instructions to your bank, broker or other nominee. This ensures that your shares will be voted at the 2025 Annual Meeting according to your instructions.

Q.	Can I change my vote or revoke my proxy?	A.	If your shares are registered directly in your name, you may revoke your proxy or change your vote at any time before the 2025 Annual Meeting. To do so, you must do one of the following:

(1)

Submit a proxy over the internet or by telephone prior to the 2025 Annual Meeting as instructed above. Only your latest internet or telephone vote submitted prior to the 2025 Annual Meeting is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern Time, on Wednesday, June 4, 2025.

(2)	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Computershare by Wednesday, June 4, 2025 will be counted.

(3)

Attend the virtual 2025 Annual Meeting and vote online as instructed above. Attending the virtual 2025 Annual Meeting alone will not revoke your internet vote, telephone vote or proxy, as the case may be.

If your shares are held in street name, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote online while virtually attending the 2025 Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you follow the instructions as described in the answer to the question above entitled “How do I attend and vote at the virtual 2025 Annual Meeting?”.

Q.	How many shares must be present to hold the 2025 Annual Meeting?	A.

The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the 2025 Annual Meeting by the holders of our Class A common stock and our Class B common stock, voting together as a class, is necessary to constitute a quorum for the transaction of business at the 2025 Annual Meeting. Shares present virtually during the 2025 Annual Meeting will be considered shares of common stock represented in person at the meeting. Abstentions are counted for the purpose of determining the presence of a quorum. Broker non-votes, if any, are counted for the purpose of determining the presence of a quorum. If a quorum is not present, we expect to adjourn the 2025 Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?	A.	Proposal 1 — Election of Three Class I Directors

The three (3) nominees for director receiving the highest number of votes FOR election cast by holders of Class A common stock and Class B common stock, voting together as a class, will be elected as Class I directors. Pursuant to our majority vote resignation policy included in the Company’s Corporate Governance Guidelines, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election in an uncontested election of directors would be required to offer his or her resignation to the Board. In such an event, our Board, acting upon the recommendation of the Nominating and ESG Committee or other committee of independent directors, will take action with respect to the offered recommendation, as further described under the heading “Proposal 1 – Election of Directors,” below.

If a stockholder does not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. Proxies signed and returned to the Company unmarked will be voted FOR the three (3) nominees (Michael K. Burke, Douglas R. Casella and Gary Sova).

Votes that are not returned, votes that are withheld and broker non-votes will have no effect on the outcome of the election. In this regard, shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any director nominee and will be treated as broker non-votes.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

With respect to Proposal 1, you may:

•	vote FOR all nominees;

•	vote FOR one or more nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Proposal 2 — Advisory “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, the Compensation and Human Capital Committee of our Board and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 — Ratification of the Appointment of Independent Auditors

To approve Proposal 3, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by a bank, broker or other nominee in street name and you do not timely provide voting instructions with respect to your shares, we expect that your bank, broker or other nominee will have the authority to vote your shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2025 by the Audit Committee of our Board is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If such ratification is not approved at the 2025 Annual Meeting, our Audit Committee may reconsider its appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2025.

Q.	Are there other matters to be voted on at the 2025 Annual Meeting?	A.	We do not know of any matters that may come before the 2025 Annual Meeting other than as discussed in this proxy statement. If any other matters are properly presented at the 2025 Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter subject to compliance with Rule 14a-4(c) of the Exchange Act.

Q.	How do I submit a question at the virtual 2025 Annual Meeting?	A.	If you wish to submit a question on the day of the 2025 Annual Meeting, beginning at 9:45 a.m. Eastern Time, you may log into, and ask a question on, the virtual meeting platform at https://meetnow.global/MUPPXUN. Our virtual meeting will be governed by our Rules of Conduct, which will be posted https://meetnow.global/MUPPXUN on the date of the 2025 Annual Meeting. We intend to answer during the 2025 Annual Meeting all questions submitted that are pertinent to the Company and the items being voted on by stockholders, as time permits and in accordance with our Rules of Conduct. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the 2025 Annual Meeting, or respond directly to that stockholder using the contact information provided. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and address all stockholder questions, we will respond to no more than two questions from any single stockholder.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the conclusion of the 2025 Annual Meeting.

Q.	What is the Company’s Internet address?	A.	The Company’s internet address is www.casella.com. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only.

Q.	What are the costs of soliciting these proxies?	A.	We will bear the entire cost of soliciting proxies on behalf of the Board, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders by or on behalf of the Company. In addition to such solicitation materials, our directors, officers and employees may solicit proxies by telephone, telegram, facsimile, electronic mail, internet and text messaging as well as personal solicitation without additional compensation. You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our 2024 Annual Report, which includes the 2024 Form 10-K, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

BOARD OF DIRECTORS

Information Regarding Directors and Director Nominees

Our Second Amended and Restated Certificate of Incorporation, as amended (our “Second Amended and Restated Certificate of Incorporation”) and our Fourth Amended and Restated By-Laws (our “By-Laws”) provide for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring.

Our Board currently consists of nine directors. Class I consists of Michael K. Burke, Douglas R. Casella and Gary Sova, each with a term ending at the 2025 Annual Meeting. Class II consists of Michael L. Battles, Joseph G. Doody and Emily Nagle Green, each with a term ending at the 2026 Annual Meeting of Stockholders. Class III consists of John W. Casella, William P. Hulligan and Rose Stuckey Kirk, each with a term ending at the 2027 Annual Meeting of Stockholders. The holders of Class A common stock, voting separately as a class, are entitled to elect the Class A Director. Mr. Doody, a Class II director and the Lead Director, serves as the Class A Director. The employment agreement by and between us and Mr. John Casella requires that we use our best efforts to cause Mr. John Casella to be nominated and elected as a director. Messrs. John Casella and Doug Casella are brothers.

Upon the recommendation of the Nominating and ESG Committee of our Board, our Board nominated Messrs. Michael K. Burke, Douglas R. Casella and Gary Sova for re-election at the 2025 Annual Meeting as Class I directors, each to serve until the 2028 Annual Meeting of Stockholders and until his respective successor is elected and qualified. Messrs. Burke, Douglas Casella and Sova were elected as directors by our stockholders at the 2022 Annual Meeting of Stockholders.

Our Board believes that a classified board structure serves the best interest of stockholders and ensures that a significant portion of the Board will maintain experience and understanding of the Company’s operations, history and strategic vision. This is especially beneficial given the rapid growth of the Company and the increasing complexity of the Company’s business and the regulatory environment in which it operates. Additionally, our Board also believes that a classified board promotes decision making in the best interest of stockholders because it provides the Board with time to make considered decisions in evaluating potential offers and alternatives, ensuring that decisions are made with the best interest of stockholders in mind.

Director Biographies and Qualifications

Background information about each director nominee and each continuing director, including his or her age and period of service as a director of the Company; his or her committee memberships; his or her business experience, including principal occupation and employment and directorships at other public companies during the past five years; his or her community activities; and his or her other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of the Company, is provided below.

Class I Director Nominees to be elected at the 2025 Annual Meeting (terms expiring at the 2028 Annual Meeting of Stockholders, if elected)

Class II Directors (terms expiring at the 2026 Annual Meeting of Stockholders)

Class III Directors (terms expiring at the 2027 Annual Meeting of Stockholders)

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance policies and practices that we have adopted. We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, Corporate Governance Guidelines and charters for the Audit Committee, Compensation and Human Capital Committee and Nominating and ESG Committee of our Board. Complete copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and committee charters, which are described below, are available on the Investor Relations section of our website, www.casella.com. Alternatively, you can request a copy of any of these documents by writing to Casella Waste Systems, Inc., Attn: Corporate Secretary, 25 Greens Hill Lane, Rutland, Vermont 05701.

Board Responsibilities

The Board oversees, counsels and directs management in our long-term interests and those of our stockholders. The Board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the Chief Executive Officer and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board conducts periodic self-evaluations. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide, among other matters, that:

•	our Board’s principal responsibility is to oversee the management of the Company;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•

newly elected directors are expected to participate in a briefing program, which is designed to provide new directors with the non-public information regarding the strategic direction of the Company as well as a background of the Company’s financial information;

•	all directors are expected to participate in continuing director education on an ongoing basis; and

•	our Board and its committees will conduct periodic self-evaluations to determine whether they are functioning effectively.

Board Determination of Independence

Under the applicable Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board determined that none of Mses. Kirk and Nagle Green or Messrs. Battles, Burke, Doody, Hulligan and Sova has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Director Nomination Process

The Nominating and ESG Committee acts under a written charter that we have posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The process followed by the Nominating and ESG Committee to identify, evaluate and nominate new directors to the Board is to identify needed skills and domains, invite recommendations from Board members, investors, and others, and develop a candidate slate from those sources as well as from any third-party recruitment firm or service that is engaged by the Nominating and ESG Committee. The Nominating and ESG Committee’s candidate evaluation process includes multiple phone and in-person interviews conducted by the third-party recruitment firm or service engaged by the Nominating and ESG Committee, members of the Nominating and ESG Committee, and Company executives, and also external references and background checks.

Criteria

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and ESG Committee applies the criteria set forth in our Corporate Governance Guidelines and other publicly available corporate governance documents as well as considers current and potential future needs the Board may have in particular domains. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. We strive to have a Board that provides a broad range of viewpoints and perspectives. In an effort to achieve these objectives, the Nominating and ESG Committee and the Board as a whole consider a wide range of attributes when determining and assessing director nominees and new candidates, including personal and professional backgrounds and tenure of Board service, and consider candidates from a broad range of sources. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Nominating and ESG Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities to our stockholders.

The director biographies appearing above indicate each nominee’s experience, qualifications and skills that led our Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has substantial achievement in his or her professional pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of the Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominating and ESG Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Nominating and ESG Committee, c/o Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701. The Nominating and ESG Committee has no obligation to consider individuals recommended by stockholders for nomination by the committee as potential director candidates. However, assuming that appropriate biographical and background material has been provided on a timely basis, we expect that individuals recommended by stockholders would be so considered and evaluated by the Nominating and ESG Committee by following substantially the same process, and applying substantially the same criteria, as it follows for candidates identified by the committee and others.

Stockholders also have the right under our By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and ESG Committee or our Board, by following the procedures set forth under “Stockholder Proposals and Nominations for the 2026 Annual Meeting of Stockholders” below. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting of stockholders. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the By-Laws will not be included in our proxy statement for the next annual meeting.

Board Meetings and Attendance

Our Board met seven times during fiscal 2024, either in person or by teleconference. During fiscal 2024, each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

We encourage, but have no policy with respect to, attendance of directors at the annual meeting of stockholders. Six of our then-serving directors attended the 2024 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. John Casella serves as Chairman of our Board and is our Chief Executive Officer. Mr. Doody serves as our Lead Director. Our Board believes that combining the Chairman and Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy, strikes an effective balance between strategy development, independent leadership and management oversight in the Board process and, taken together with the Lead Director role, is the appropriate leadership structure for us at this time. The responsibilities of the Lead Director are as follows:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including any meeting of the independent directors in executive session;

•	have the authority to call meetings of independent directors;

•	be available for consultation and direct communication, if requested by major stockholders;

•	meet with any director who is not adequately performing such director’s duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer;

•	work with the Chairman of the Board in the preparation and approval of the agenda for each Board meeting and in determining the need for special meetings of the Board;

•	work with the Chairman of the Board in approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	work with the Chairman of the Board in approving all information sent to the Board; and

•	otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

Board Committees

Our Board has established three standing committees — Audit, Compensation and Human Capital, and Nominating and ESG — each of which operates under a charter that was approved by our Board.

Our Board determined that all of the members of each of its three committees are independent under the Nasdaq Listing Rules, including, in the case of all members of the Audit Committee, the independence requirements under Rule 10A-3 under the Exchange Act, and, in the case of all members of the Compensation and Human Capital Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Our current non-employee directors serve on the committees of our Board as follows:

	Audit Committee	Compensation and Human Capital Committee	Nominating and ESG Committee

Michael L. Battles

Michael K. Burke

Joseph G. Doody**

William P. Hulligan

Rose Stuckey Kirk

Emily Nagle Green

Gary Sova

**	Lead Director
Chairperson

Member

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining and, if necessary, terminating an independent registered public accounting firm to serve as our independent auditors;

•	reviewing and discussing with management and our independent auditors our annual and quarterly financial statements and related disclosures and the internal controls over our financial reporting;

•	overseeing our compliance with legal and regulatory requirements;

•

taking appropriate actions, or recommending that our Board take appropriate action, to oversee the qualifications and independence of our independent auditors, including the consideration of independence when preapproving audit and non-audit services;

•	overseeing our internal audit function;

•	monitoring the performance of our internal audit function and our independent auditors, including conducting an annual evaluation of the performance of our auditors;

•	overseeing our risk management policies;

•	overseeing cybersecurity risk and acting in an advisory capacity to our management team with respect to cybersecurity risks;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 31 of this proxy statement.

The current members of the Audit Committee are Messrs. Burke (Chair), Battles, Hulligan and Sova. Our Board determined that Mr. Burke is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during fiscal 2024, either in person or by teleconference. See “Report of the Audit Committee of the Board of Directors.”

Compensation and Human Capital Committee

The Compensation and Human Capital Committee’s responsibilities include:

•	administering any bonus, incentive compensation and stock incentive plans;

•	reviewing and approving the salaries and certain other compensation and benefits of our executive officers;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included beginning on page 36 of this proxy statement;

•	preparing the Compensation and Human Capital Committee report required by SEC rules, which is included on page 51 of this proxy statement;

•	administering any compensation recovery or “clawback” policies; and

•

overseeing the development, implementation and effectiveness of our policies and strategies to our human capital management function, including but not limited to those policies and strategies regarding inclusion and talent management.

Under its charter, the Compensation and Human Capital Committee may form and delegate authority to subcommittees as it deems appropriate from time to time under the circumstances. The Compensation and Human Capital Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer and director compensation. During fiscal 2024, the Compensation and Human Capital Committee retained Pay Governance LLC, an independent compensation consultant (“Pay Governance”). Pay Governance reports directly to the Compensation and Human Capital Committee and assists the Compensation and Human Capital Committee in evaluating and designing executive and director compensation. In fiscal 2024, Pay Governance assisted the Compensation and Human Capital Committee in reviewing select benchmark information related to our executive and director compensation programs, reviewing our Compensation Discussion and Analysis disclosure, and administering the relative total shareholder return (“Relative TSR”) multiplier for performance-based stock units.

The current members of the Compensation and Human Capital Committee are Messrs. Hulligan (Chair) and Sova and Mses. Kirk and Nagle Green. The Compensation and Human Capital Committee met five times during fiscal 2024, either in person or by teleconference.

Nominating and ESG Committee

The Nominating and ESG Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board persons to be nominated for election as directors;

•	recommending to our Board the directors to be appointed to each committee of the Board;

•	developing, reviewing and recommending to our Board applicable corporate governance guidelines;

•	overseeing periodic evaluations of our Board; and

•

assisting our Board in fulfilling its oversight responsibility and acting in an advisory capacity to management with respect to significant issues, strategies, goals, objectives, policies and practices that pertain to (1) our sustainability performance including sustainability innovation; and (2) our corporate responsibilities that are of significance to us and our role as a socially responsible organization.

The current members of the Nominating and ESG Committee are Mses. Nagle Green (Chair) and Kirk and Messrs. Battles and Burke. The Nominating and ESG Committee met four times during fiscal 2024, either in person or by teleconference.

Risk Oversight

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks. As part of its charter, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on us and the steps we take to manage them through the Company’s policies and its Enterprise Risk Management (“ERM”) program. Both the Audit Committee and the Board receive regular updates from senior management and key department heads on the impact, likelihood, and control effectiveness for top ERM risk areas and the Company’s action plans to manage such risks.

In addition, the Compensation and Human Capital Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning. The Nominating and ESG Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Risk Considerations in Executive Compensation

Our Compensation and Human Capital Committee regularly considers risk as it relates to our executive compensation program, and our Compensation and Human Capital Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in

“Compensation Discussion and Analysis,” we structure our compensation program to consist of both fixed and variable components to motivate our executives to produce superior short- and long-term results that are in the best interests of us and our stockholders in order to attain our ultimate objective of increasing stockholder value. We believe that any risks that may arise from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Compensation and Human Capital Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee in fiscal 2024 were Messrs. Hulligan and Sova and Mses. Kirk and Nagle Green. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or Compensation and Human Capital Committee.

Certain Relationships and Related Person Transactions

We have adopted a written policy and have established procedures (the “Policy”) regarding approval of any transaction, arrangement or relationship in which the Company is a participant, and one of our executive officers, directors, certain employees or 5% stockholders (or their immediate family members) or other related persons (as defined in the Policy), has a direct or indirect material interest. We refer to any such transaction, arrangement or relationship as a “related person transaction.” The Policy requires that, subject to specific procedures for certain types of related person transactions set forth in the Policy, all related person transactions involving an aggregate amount of up to $120,000 be pre-approved by the Company’s President, Chief Financial Officer or Chief Accounting Officer and all related person transactions involving an aggregate amount exceeding $120,000 be pre-approved by the Company’s President, Chief Financial Officer or Chief Accounting Officer and the Audit Committee.

With respect to bidding projects in excess of $500,000 in which a related person, including Casella Construction, Inc., is a bidder, the Audit Committee has established a specific procedure. This procedure requires us to solicit a minimum of three qualified bids. The bid package is required to be sufficiently detailed to allow for direct comparisons of costs between responsive bidders. Bids for work on which Casella Construction, Inc. or any other related person is bidding are required to be directed to a third-party engineer for opening, compilation and tabulation. The bids are then evaluated by the project team based on price, performance references, qualifications, experience, alternate bid items, proposed schedule, subcontractors’ qualifications/references, technical compliance and other bid information that is in the best interest of the project. In the event that a construction contract is successfully bid by a related person, bids and recommendations are required to be submitted to our President, Chief Financial Officer or Chief Accounting Officer for submission to the Audit Committee for its approval. Change orders relating to contracts with related parties are required to be approved by the same officers (President, Chief Financial Officer or Chief Accounting Officer) and/or the Audit Committee, as applicable, that pre-approved the original related person transaction; provided that the original pre-approval of a contract constituting a related person transaction may include pre-approved allowances for change orders not exceeding 10% of the value of the contract.

The credit agreement for our term loan facility and revolving credit facility provides that, subject to certain exceptions, we may not enter into any transaction with any affiliate of ours, whether or not in the ordinary course of business, unless our Board determines in good faith that such transaction is on fair and reasonable terms substantially as favorable as would be obtainable by us at the time in a comparable arm’s length transaction.

We engage Casella Construction, Inc., a company owned by John W. Casella, our Chief Executive Officer and the Chairman of our Board, his son John Casella II, his brother Douglas R. Casella, the Vice Chairman of our Board, and Mr. Douglas Casella’s son, Joseph Casella, as a contractor in developing or closing certain landfills owned by us as well as providing transportation and construction services. Total purchased services from Casella Construction, Inc. charged to operations or capitalized to landfills from January 1, 2024 to December 31, 2024 was $7,761,659, of which $477,265 was outstanding and included in either accounts payable or other current liabilities at December 31, 2024. All contracts awarded to Casella Construction, Inc. in excess of $500,000 were approved in accordance with the procedures described above for bidding projects in which a related person is a bidder. In addition, we have approved ongoing contracts with Casella Construction, Inc., pursuant to which we have provided various waste collection and disposal services to Casella Construction, Inc. Total revenues recorded pursuant to these contracts from January 1, 2024 to December 31, 2024 was $242,125.
We are also party to two real estate leases with Casella Associates, LLP, a Vermont limited liability company owned by Messrs. John Casella and Douglas Casella. These leases relate to our corporate headquarters in Rutland, Vermont, and our Montpelier, Vermont facility, and provide for aggregate monthly payments by us of $34,127, subject to an annual escalation provision based on increases in the consumer price index. The lease for our corporate headquarters expires on February 28, 2039, and the lease for our Montpelier, Vermont facility has been extended through May 2039.
From 1977 to 1992, we operated an unlined landfill located in Whitehall, New York, owned by Bola, Inc., a corporation owned by Messrs. John Casella and Douglas Casella, which operated as a single-purpose real estate holding company. We paid the cost of closing this landfill in 1992 and have agreed to pay all post-closure obligations. From January 1, 2024 to December 31, 2024, we paid an aggregate of $14,561 pursuant to this arrangement. As of December 31, 2024, we had accrued $16,824 for costs related to these post-closure obligations.
In connection with Mr. Douglas Casella’s service as President of Casella Waste Management, Inc., our wholly owned subsidiary, in fiscal 2024 we granted Mr. Douglas Casella a restricted stock unit award with a grant date fair value of $165,023.
Michael Casella, the son of Mr. John Casella, is employed by the Company as Area Vice President. From January 1, 2024 through December 31, 2024, Michael Casella earned $241,542 salary, bonus, and other benefits related to his employment and received two restricted stock unit awards with an aggregate grant date fair value of $45,877.
Elizabeth Casella, the daughter of Mr. John Casella, is employed by the Company as Vice President of Sales. From January 1, 2024 through December 31, 2024, Ms. Casella earned $280,505 as salary, bonus, and other benefits related to her employment and received a restricted stock unit award and a performance stock unit award with an aggregate grant date fair value of $52,993.
We have entered into employment agreements with certain of our officers. See “Executive and Director Compensation and Related Matters — Potential Payments Upon Termination or Change of Control — Employment Agreements.”
Communicating with the Independent Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Lead Director, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to our Board should address such communications to: Board of Directors, Attn: Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.
Insider Trading Policy and Restrictions on Hedging Transactions and Pledging Transactions
We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our employees, directors and other covered persons. While the Insider Trading Policy is not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
The Insider Trading Policy, among other things, prohibits our employees and directors, and their family members and certain other persons and entities with whom they have relationships, from engaging in the following activities with respect to our securities: short sales, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities; and purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of our securities. The policy also prohibits our executive officers, directors and certain employees designated by the Board, our Chief Executive Officer, our Chief Financial Officer or our General Counsel, and their family members and certain other persons and entities with whom they have relationships, from purchasing our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge our securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge our securities as collateral for a loan must submit a request for approval to our Chief Financial Officer or our General Counsel. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website,
www.casella.com.
In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Report of the Audit Committee of the Board of Directors
The Audit Committee assists the Board with its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditor; and the Company’s risk management policies.
The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters; reviews and approves related party transactions, including the
reporting
or referral of such transactions to the Board; and reviews and approves the Company’s entry into swap transactions and policies related thereto. The Audit Committee’s function is more fully described in the Audit Committee Charter.
The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2024 and discussed these financial statements with the Company’s management and RSM US LLP (“RSM”), the Company’s independent auditors. The Audit Committee also discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence, and has discussed with RSM its independence from the Company.
In fulfilling its responsibilities, the Audit Committee held meetings with management, the Company’s internal auditor and RSM to discuss the Company’s internal control over financial reporting and the Company’s quarterly and annual reports. In addition, the Audit Committee chair held discussions relating to various matters of importance to the Audit Committee with management, the Company’s internal auditor, and RSM, including the Company’s risk management processes and the Audit Committee’s evaluations of the Company’s internal audit function and RSM.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Following the completion of the Audit Committee’s review of the Company’s financial statements for the fiscal year ended December 31, 2024 and the Company’s internal control over financial reporting, and after considering the independence and qualifications of RSM, including RSM’s familiarity with the Company’s risks, systems, processes, controls, and accounting, and having received input from management and the Company’s internal auditor, the Audit Committee completed its evaluation of RSM and concluded that it was in the best interest of the Company and its stockholders to appoint RSM as the Company’s independent auditors for the fiscal year ending December 31, 2025.
While the Audit Committee has the authority to select and appoint the Company’s independent auditors, it believes that the Company’s stockholders should have the opportunity to ratify the Audit Committee’s appointment of RSM as the Company’s independent auditors.
By the Audit Committee of the Board of Directors of Casella Waste Systems, Inc.
Michael K. Burke, Chair
Michael L. Battles
William P. Hulligan
Gary Sova

Corporate Responsibility Highlights

Sustainability and Social Responsibility at Casella

Sustainability and social responsibility are at the core of what we do at Casella. From our early roots in Vermont in 1975, we have built a business that focuses on driving stakeholder value while improving the environment, enhancing the communities where we operate, and bettering the lives of our employees. We have been a leader for nearly 50 years in developing the necessary infrastructure, leading resource management services, and a world class team that helps our customers and communities meet their sustainability and environmental goals.

In February 2023, we amended our credit agreement to link borrowing costs to progress in achieving certain annual sustainability goals. These goals include improving safety performance and growing our Resource Solutions business, which are among the key components of our 2030 goals as detailed in our 2024 Sustainability Report. Having this alignment underscores our dedication to advancing sustainability across our business and customer base while helping to enable future investments to support achieving our 2030 goals.

In conjunction with our focus on our workforce and commitment on implementing best practices around the organization, our annual compensation performance goals include metrics related to the Improvement in Total Recordable Incident Rate and the Improvement in Turnover Rate. These metrics are detailed in the “Compensation and Discussion and Analysis — Executive Compensation Program – Design and Elements — Annual Cash Incentive Compensation” section and demonstrate the effectiveness of our ongoing focus, training, and select investments on improving the safety of our employees which, in turn, can lead to increased engagement and retention of key operational roles. These employee-focused performance metrics strengthen the alignment of our corporate strategies, business objectives, and the long-term interests of our stockholders.

We report biennially on sustainability and social responsibility matters in our Sustainability Report. We published our first Sustainability Report in 2009. In September 2024 we published our 2024 Sustainability Report. The 2024 Sustainability Report can be accessed electronically at https://ir.casella.com/esg-practices. We are not including the information contained in our Sustainability Report in, or incorporating them by reference into, this proxy statement.

Our 2024 Sustainability Report provides information about the alignment of our business strategy and key sustainability and social responsibility initiatives. In addition, the 2024 Sustainability Report details five 2030 goals and our progress against each goal thus far. Below is a high-level overview of these goals.

Essential Workers	HEALTH & SAFETY	Improve our safety performance – keeping our people safe and healthy with a strong focus on safety, operating standards, and outstanding health and wellness programs, while enhancing employee engagement.

Materials Management	RESOURCE SOLUTIONS	Grow our Resource Solutions business – building on our successful recycling, organics, and solutions programs to drive higher sustainability for our customers, while supporting circular economy innovation.

Sustainable Operations	FUEL EFFICIENCY	Improve our fuel efficiency – reducing the environmental impact of collecting waste and recycling through additional automation and efficiencies, and adoption of new technologies.

Climate Leadership	GHG EMISSIONS	Further reduce our carbon footprint – as a founding member of the EPA Climate Leaders Program, Casella reduced its GHG emissions by 45% from 2005 to 2010. Casella has set a second goal to reduce GHG by an additional 12% from 2022 to 2030.

Community Engagement	EMPLOYEE VOLUNTEERING	Increase volunteering in communities – improving community engagement and the value we provide where we live and work through volunteerism

People, Culture & Belonging

Our commitment to an inclusive workplace is rooted in our Core Values and our People, Culture & Belonging initiatives. Our vision is to draw on our Core Values to promote inclusion through the following:

•

directing recruiting efforts to new talent pools, promoting inclusion in our training and development programs, and ensuring equal opportunity within our process for advancing our next cohort of leaders;

•	focusing on ongoing training programs for managers that emphasize people, culture and belonging; and

•	incorporating inclusive practices as part of our ongoing efforts to upgrade our procurement system and practices.

Employee Engagement & Training and Development

We are committed to building people and cultivating engagement by investing in our career path program in order to provide a clear and measurable development pathway for career growth, including the following training initiatives and programs.

•

Apprenticeships. We have developed an apprenticeship program for drivers and technicians, where we recruit new employees with a broad range of experiences, perspectives, and backgrounds, and help them build the skills they need to thrive in our organization.

•

Commercial Driver’s License Training. We have developed a commercial driver’s license (“CDL”) training school and have partnered with several additional training schools across our operating footprint to help develop skilled drivers for our team. Since opening the training school in 2021, we have supported over 300 drivers in securing their CDL, which has unlocked new opportunities for them within our company.

•

Operations Trainee Program. Our operations trainee program develops individuals into frontline management roles. Through on-the-job training, participants learn the technical and leadership skills required to lead our operations. This program has become a strong pipeline for our operating managers across our company. We continue to expand our management development programs across the organization.

•

Diesel Mechanic Training. Since the launch of our in-house Diesel Technician school in 2023, we have trained and certified over 200 diesel technicians throughout our organization. We continue to collaborate with technical schools as well as enhance our training infrastructure and resources to attract, develop, and retain skilled diesel mechanics.

We have also increased our focus on Core Values training to support the continued growth of our workforce and ensure that new employees understand our culture and values. This training highlights our commitment to integrating new employees and ensuring that there is continuity in our message about culture within our organization.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy, objectives, program and process, as well as the compensation paid to our named executive officers in fiscal 2024. For fiscal 2024, our named executive officers were:

•	John W. Casella, our Chairman of the Board, Chief Executive Officer and Secretary;

•	Edmond R. Coletta, our President;

•	Bradford J. Helgeson, our Executive Vice President and Chief Financial Officer;

•	Shelley E. Sayward, our Senior Vice President and General Counsel; and

•	Sean M. Steves, our Senior Vice President and Chief Operating Officer of Solid Waste Operations.

Executive Summary

Objectives and Philosophy of Our Executive Compensation Program

The Compensation and Human Capital Committee seeks to achieve the following broad objectives in connection with our executive compensation program:

•	Attract, retain and incentivize qualified and talented executives by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent;

•	Reward achievement of our short-term and long-term business objectives, while discouraging excessive risk-taking behavior;

•	Ensure that executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Closely align the long-term interests of our executives with those of our stockholders by providing equity incentives that link a portion of the executives’ compensation with the future performance of our Class A common stock.

Company Performance Highlights and Execution

Over the last several years, we have performed well against our key strategic initiatives. This solid execution has translated into sustained strong stockholder value creation, which continued in fiscal 2024.

We are focused on further enhancing stockholder returns through execution against the following strategic initiatives:

1.  Increasing landfill returns;

2.  Driving additional profitability in our collection operations;

3.  Creating incremental value through Resource Solutions;

4.  Allocating capital for return driven growth; and

5.  Strengthening four key foundational pillars:

•	People: Developing a safe, engaged, ready workforce to support growth.

•	Sustainable Growth: Driving profitable growth through an integrated resource solutions approach.

•	Technology: Driving profitable growth and efficiencies through technology.

•	Facilities: Developing necessary long-term infrastructure through facilities planning.

Through a focused effort and disciplined approach, we are executing well against our key financial and operational goals.

Our execution against our long-term strategy has resulted in strong financial performance and positive total shareholder returns over the last five years. This execution continued in fiscal 2024 with revenues up $292.7 million or 23.1%, net income down $(11.9) million or (46.7)% due to the impact of several items in the year, including higher depreciation and amortization expense related to recently closed acquisitions, Adjusted EBITDA* up $66.0 million or 22.4%, Adjusted Operating Income* up $24.7 million or 18.2%, net cash provided by operating activities up $48.3 million or 20.7%, and Adjusted Free Cash Flow* up $30.0 million or 23.4%, from fiscal 2023.

The tables below, in some instances on an adjusted basis to exclude certain items, set forth our financial performance (dollars in millions and margin as a percentage of revenues):

*

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2024 Compensation Decisions

Our compensation decisions and payouts for fiscal 2024, including with respect to our named executive officers, were based on Company and individual performance, including the performance results outlined above, along with the Compensation and Human Capital Committee’s review of the competitive position of each executive as compared to relevant market compensation data as described below.

•

Base salary increases ranging from approximately 3% to 10% for our named executive officers, as compared to their base salaries in effect as of December 31, 2023 (except Mr. Helgeson, who joined the Company in November 2023 and whose base salary remained constant);

•

Annual cash incentive compensation payout of 114.1% of the target annual cash incentive amount of each named executive officer, driven by performance against two financial performance goals: our fiscal 2024 Adjusted Operating Income and Adjusted Free Cash Flow, and two ESG goals: Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate, with the entire amount of such payments made to named executive officers based on the Company’s performance against such financial performance and ESG goals;

•

Awards consisting of 25% restricted stock units (“RSUs”), which vest based on continued service, and 75% performance-based stock units (“PSUs”), which vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the third year of the three-year performance period running from January 1, 2024 to December 31, 2026 and (ii) a multiplier based on Relative TSR, for the period running from January 1, 2024 to December 31, 2026, along with continued service through the vesting date. Relative TSR means the Company’s total shareholder return relative to the Russell 2000 Index; and

•

PSUs granted during the fiscal year ended December 31, 2022 (“fiscal 2022”) vested at 220% of target, based on our performance in Adjusted Free Cash Flow and Adjusted EBITDA for fiscal 2024, multiplied by a Relative TSR multiplier reflecting our 71.7 percentile achievement for the period running from January 1, 2022 to December 31, 2024.

Key Executive Compensation Practices

We engage in the following practices so that our executive compensation program achieves our objectives and is aligned with our stockholders’ interests:

WHAT WE DO	WHAT WE DON’T DO

Balance of short- and long-term incentive compensation; favors longer term

Majority of named executive officer pay is performance-based

75% of named executive officer annual equity awards are performance-based

Caps on named executive officer bonus payments

Limited use of perquisites

Executive officer and director stock ownership guidelines

Double-trigger equity vesting at change in control in our Amended and Restated 2016 Incentive Plan

Clawback policy with respect to cash and equity incentive-based compensation

Annual “say-on-pay” votes

Independent Compensation and Human Capital Committee advisor

Do not provide excise tax gross ups in future employment agreements

Do not provide excessive perquisites

Do not pay long-term incentive compensation in cash

Do not guarantee salary increases or nonperformance-based bonuses

Do not permit employees or directors to engage in hedging transactions, short sales of Company securities or the purchase or sale of puts, calls or other derivative securities based on Company securities (see “Corporate Governance – Insider Trading Policy and Restrictions on Hedging Transactions and Pledging Transactions”)

Do not include evergreen provisions in stock incentive plan

Roles of Our Compensation and Human Capital Committee and Compensation and Human Capital Committee Consultant

The Compensation and Human Capital Committee is responsible for overseeing our executive compensation program. In this capacity, the Compensation and Human Capital Committee designs, implements, reviews and approves annually all compensation for our named executive officers. In the performance of its duties, the Compensation and Human Capital Committee periodically reviews the total compensation, including the base salary, annual incentive compensation opportunities, long-term incentive award opportunities and other benefits for each of our named executive officers. In the first quarter of each year, the Compensation and Human Capital Committee meets to determine base salary increases, if any, for our named executive officers; confirm the results of our prior-year performance for purposes of the annual incentive compensation awards; approve strategic and business objectives, which include the performance measures and goals for the annual incentive compensation plan; review the annual incentive compensation targets for the current year; and approve the form, amount, value and vesting criteria for equity awards.

The Compensation and Human Capital Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For fiscal 2024, the Compensation and Human Capital Committee retained an independent compensation consultant, Pay Governance, to assist the Compensation and Human Capital Committee in reviewing select benchmark information related to our executive and director compensation programs, reviewing our Compensation Discussion and Analysis disclosure, and administering the Relative TSR multiplier for performance-based stock units.

In making executive compensation decisions for fiscal 2024, the Compensation and Human Capital Committee analyzed a number of factors, including the compensation data provided by Pay Governance, sourced from independent commercially available compensation surveys and comparative reference groups, which included compensation information from our industry and other industries. Survey data gathered were size-adjusted (measured in revenue, using regression analysis to target our revenue scope as available) to ensure the data accurately reflect the general industry markets and companies with similar scope of operations with which we compete for executive talent. While the Compensation and Human Capital Committee did not target any compensation element or total compensation for fiscal 2024 to any specified peer group, it reviewed the compensation data provided by Pay Governance to supplement its general understanding of current executive compensation practices and levels among the Company’s industry peers.

In addition, the Compensation and Human Capital Committee also relied on various other factors in making executive compensation decisions for fiscal 2024, including our long-term strategic plan through fiscal 2024, our budget, our guidance ranges, existing compensation paid to executive officers, experience level of the individual, market factors, general economic conditions and corporate performance. As such, the Compensation and Human Capital Committee does not target a specific level of competitiveness versus market benchmark data for any pay element or in aggregate, but rather reviews the range of market competitive information as one factor, along with the others listed here, in making compensation decisions.

Say-on-Pay Feedback from Stockholders

The Compensation and Human Capital Committee carefully considers feedback received from stockholders on compensation for our named executive officers. At our 2024 Annual Meeting of Stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of more than 97% of the total votes cast. The Compensation and Human Capital Committee considered the results of the advisory stockholder vote, together with the other factors and data discussed in this proxy statement, in determining executive compensation decisions and policies. The Compensation and Human Capital Committee will continue to consider the outcome of the say-on-pay votes as it reviews and determines the total compensation packages for our named executive officers.

Overview of Elements of our Executive Compensation Program

The primary elements of our executive compensation program are:

Element	Objectives	Fixed or At Risk	Performance Measured	Cash or Equity
Base Salary

•  Attract and retain executive officers by offering fixed compensation that is generally competitive with market opportunities.

•  Recognizes each executive officer’s position, role, responsibility and experience.

		Fixed	Individual	Cash

Annual Cash Incentive Compensation	• Link pay and annual Company performance. • Align executive compensation with the annual financial and ESG performance of the Company.	At Risk	Corporate	Cash

Long-Term Incentive Compensation	• Align interests between executives and stockholders. • Reward for achievement of long-term financial objectives. • Reward stock price appreciation. • Retain talent and build executive ownership.	At Risk	Corporate and Shareholder Return	Equity (RSUs and PSUs)

Total Target Compensation

The overall mix of total target compensation for our Chief Executive Officer and our other named executive officers for fiscal 2024 is illustrated in the following graphs:

The target compensation amounts for each fiscal 2024 compensation element for our named executive officers are shown in the table below. The actual base salary received, the actual annual cash incentive compensation award earned for fiscal 2024 and the grant date value of equity awards are reported in the Summary Compensation Table.

			Target Long-term Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive Compensation	Time-Vested RSU Awards	Target PSU Awards	Total Target Compensation

John W. Casella	$763,732	$1,145,598	$475,000	$1,425,000	$3,809,330

Edmond R. Coletta	$515,134	$515,134	$250,000	$750,000	$2,030,268

Bradford J. Helgeson	$450,000	$382,500	$175,000	$525,000	$1,532,500

Shelley E. Sayward	$365,200	$310,420	$112,500	$337,500	$1,125,620

Sean M. Steves	$335,850	$251,888	$82,500	$247,500	$917,738

Executive Compensation Program – Design and Elements

Base Salary

On an annual basis, our Compensation and Human Capital Committee reviews and evaluates for adjustments to the base salaries of our named executive officers based on the scope of each executive’s responsibilities, individual contribution, prior experiences and sustained performance. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers, and none of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. In making decisions regarding salary increases, the Compensation and Human Capital Committee may also draw on the experiences of members of our Board with other companies and its review of independent commercially available salary surveys and publicly available compensation information. After taking into consideration such factors, the Compensation and Human Capital Committee approved increases in the annual base salaries of our named executive officers ranging from approximately 3% to 10% for fiscal 2024 (except Mr. Helgeson, whose base salary remained constant).

The following table sets forth the annual base salaries of our named executive officers for fiscal 2024 and fiscal 2023:

Name	Annual Base Salary for Fiscal 2024	Annual Base Salary for Fiscal 2023		Percentage Increase in Base Salary (1)

John W. Casella	$763,732	$739,692		3.25%

Edmond R. Coletta	$515,134	$483,134		6.62%

Bradford J. Helgeson	$450,000	$69,886	(2)	—

Shelley E. Sayward	$365,200	$331,200		10.27%

Sean M. Steves	$335,850	$320,850		4.68%

(1)	Reflects percentage increase in base salary for 2024 as compared to the base salary in effect on December 31, 2023.

(2)	Mr. Helgeson joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023, and his base salary for fiscal 2023 was prorated based on his start date.

Annual Cash Incentive Compensation

Annual incentive compensation is paid to our named executive officers under our Non-Equity Incentive Plan, pursuant to which participants are granted awards that are earned at the end of a fiscal year, subject to the achievement of performance goals established by the Compensation and Human Capital Committee. Performance goals for the applicable fiscal year are established by the Compensation and Human Capital Committee and based on attainment of specified levels of one or any combination of performance measures. The amount of incentive compensation paid to a named executive officer may, in the sole discretion of the Compensation and Human Capital Committee, be less than or more than the amount otherwise payable to such named executive officer based on attainment of performance goals for the applicable fiscal year. No such discretion was used in fiscal 2024, and payouts under the Non-Equity Incentive Plan were consistent with the calculated payout under the performance goals.

Fiscal 2024 Target and Maximum Annual Cash Incentive Amounts

The Compensation and Human Capital Committee determined that each of the Company’s named executive officers would have an opportunity to earn annual incentive compensation for fiscal 2024 based on a percentage of annual base salary. The target annual cash incentive opportunity of each named executive officer for fiscal 2024, based upon the following percentage of the respective officer’s annual base salary, was as follows:

Name	Fiscal 2024 Target Annual Cash Incentive as Percentage of Base Salary	Fiscal 2024 Target Annual Cash Incentive Amount

John W. Casella	150%	$1,145,598

Edmond R. Coletta	100%	$515,134

Bradford J. Helgeson	85%	$382,500

Shelley E. Sayward	85%	$310,420

Sean M. Steves	75%	$251,888

The maximum annual cash incentive opportunity of each named executive officer for fiscal 2024 was capped at 200% of the named executive officer’s target annual cash incentive opportunity.

Fiscal 2024 Performance Measures, Weightings and Goals

In December 2023, the Compensation and Human Capital Committee established performance measures and specific performance goals based solely on Company performance, and not individual performance, which had to be achieved in order for any annual incentive compensation to be paid to our named executive officers for fiscal 2024. The Compensation and Human Capital Committee evaluated key financial measures and decided to maintain Adjusted Operating Income and Adjusted Free Cash Flow, both non-GAAP financial measures, and the ESG performance measures relating to total recordable incident rate and turnover rate of Company employees, as appropriate drivers of performance under the Non-Equity Incentive Plan for fiscal 2024. Total recordable incident rate is calculated as the total number of recordable safety incidents during the most recently completed fiscal year multiplied by 200,000, divided by total hours worked by all Company employees during such fiscal year (“Improvement in Total Recordable Incident Rate”), and the turnover rate of Company employees is calculated as the number of employees that have left the Company in the most recently completed fiscal year divided by the total number of Company employees at the end of the fiscal year prior to the most recently completed fiscal year (“Improvement in Turnover Rate”). All of our named executive officers were assigned the same performance measures and weightings in recognition of their shared responsibility for overall corporate financial and ESG performance. The performance measures and weightings for fiscal 2024 annual cash incentive compensation were as follows:

	Fiscal 2024 Performance Measures and Weightings
	Adjusted Operating Income (1)	Adjusted Free Cash Flow (1) (2)	Improvement in Total Recordable Incident Rate	Improvement in Turnover Rate
For All Executive Officers	45%	45%	5%	5%

(1)

Adjusted Operating Income and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(2)

If Adjusted Free Cash Flow for fiscal 2024 did not exceed a certain minimum amount (“Adjusted Free Cash Flow Gate”), no annual incentive compensation would be paid to the executive officers under the Non-Equity Incentive Plan for fiscal 2024 even if achievement of the other performance goals would have resulted in payment of the annual incentive compensation.

Each performance goal has a performance range built around it, with a corresponding increase or decrease in the associated annual incentive compensation opportunity. The range of performance goals and associated incentive compensation opportunities for all named executive officers under the Non-Equity Incentive Plan for fiscal 2024 was expressed in the form of “minimum”, “threshold”, “target”, “150%” and “200% maximum” achievement levels. Between each of the achievement levels, results would be interpolated to calculate specific annual incentive compensation award percentages. In addition, the performance goals would be adjusted on a pro-rata basis for any acquisition completed by the Company on or before September 30, 2024 with more than $50.0 million of annual revenues based on the projected financial results for the acquired business.

Impact of the Whitetail Transaction on Fiscal 2024 Annual Cash Incentive Compensation

Our acquisition of Whitetail Disposal, Inc. closed on August 1, 2024 (the “Whitetail Transaction”). In connection with the Whitetail Transaction and consistent with the prior determination of the Compensation and Human Capital Committee to adjust performance goals for fiscal 2024 annual cash incentive compensation on a pro-rata basis for any acquisition completed by the Company on or before September 30, 2024 with more than $50.0 million of annual revenues, the Compensation and Human Capital Committee reviewed the performance goals under the Non-Equity Incentive Plan for fiscal 2024. In October 2024, the Compensation and Human Capital Committee determined that it would be appropriate and in the best interest of stockholders to adjust the performance goals for fiscal 2024 annual cash incentive compensation to be earned under the Non-Equity Incentive Plan to reflect the Whitetail Transaction in order to avoid potential windfalls by the employees arising from the contributions of the acquired company that had not been budgeted when the performance goals were initially set. Accordingly, to promote management accountability for meeting the financial and strategic objectives of the Whitetail Transaction and to align pay with shareholder outcomes, the Compensation and Human Capital Committee adjusted the previously established Adjusted Operating Income and Adjusted Free Cash Flow performance goals for the Non-Equity Incentive Plan based on a pro rata share of the first year contribution from the pro forma model for the Whitetail Transaction. No adjustments were made to the previously established Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate performance goals under the Non-Equity Incentive Plan due to insufficient data for the acquired business regarding those metrics. Such adjustments were designed to preserve the rigor of the originally established goals in light of the expanded scope of the Company’s business following completion of the Whitetail Transaction.

Adjusted Free Cash Flow for fiscal 2024 exceeded the Adjusted Free Cash Flow Gate of $128.3 million. The goals and performance ranges for Adjusted Operating Income, Adjusted Free Cash Flow, Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate for all named executive officers and the degree to which we attained these goals in fiscal 2024 are as follows (dollars in millions):

Performance Measure	Weighting	Minimum (0% Payout)	Threshold (60% Payout)	Target (100% Payout)	(150% Payout)	Maximum (200% Payout)	Actual Achievement	Payout %

Adjusted Operating Income (1)	45%	$102.7	$106.6	$110.1	$113.2	$118.5	$104.3	24.1%

Adjusted Free Cash Flow (1)	45%	$129.0	$145.1	$146.1	$148.3	$154.7	$158.3	200%

Improvement in Total Recordable Incident Rate	5%	5.25	5.09	4.99	—	—	5.08	64.8%

Improvement in Turnover Rate	5%	29.4%	28.1%	27.2%	—	—	26.6%	100%

						Overall Payout as a % Against Target		114.1%

(1)

Adjusted Operating Income and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2024 Annual Cash Incentive Payments

Based on performance against our performance goals for fiscal 2024 (as adjusted for the Whitetail Transaction as discussed above), each named executive officer received a payout of 114.1% of such named executive officer’s target annual cash incentive amount as set forth in the table below.

Name	Fiscal 2024 Target Annual Cash Incentive Amount	Payout % Against Target	Actual Fiscal 2024 Annual Cash Incentive Amount

John W. Casella	$1,145,598	114.1%	$1,306,845

Edmond R. Coletta	$515,134	114.1%	$587,641

Bradford J. Helgeson	$382,500	114.1%	$436,338

Shelley E. Sayward	$310,420	114.1%	$354,113

Sean M. Steves	$251,888	114.1%	$287,342

Long-Term Incentive Compensation

Our named executive officers are eligible to receive equity awards under our stock incentive plan. We typically make equity awards to our officers and employees as an incentive to enhance long-term stockholder value. Equity awards are typically granted when the person is first hired or receives a promotion or other significant change in responsibility, and thereafter once annually as a part of our broader equity incentive compensation program at a regularly scheduled Compensation and Human Capital Committee meeting early in the fiscal year. Our long-term incentive compensation program includes the granting of annual awards up to 75% in the form of PSUs and 25% in the form of RSUs to our executive officers. The Compensation and Human Capital Committee believes that this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term stockholder value creation.

Fiscal 2024 RSU Awards

In fiscal 2024, we granted annual time-based RSU awards to our named executive officers, which vest based on continued employment in three equal annual installments beginning on the first anniversary of the date of grant. Each RSU represents the right to receive a share of our Class A common stock. The RSUs will vest in full, if on or prior to the first anniversary of the date of the consummation of a change of control of the Company, a named executive officer’s service with the Company is terminated without cause. The number of time-based RSUs granted to our named executive officers in fiscal 2024 are as follows:

Name	Number of RSUs Granted

John W. Casella	5,060

Edmond R. Coletta	2,663

Bradford J. Helgeson	1,864

Shelley E. Sayward	1,198

Sean M. Steves	879

Fiscal 2024 PSU Awards

In fiscal 2024, we granted annual PSU awards to our named executive officers, with each PSU award representing the right to receive a percentage of a target number of shares of Class A common stock up to a maximum number of shares of Class A common stock (equal to 240% of the target number of shares if the maximum 200% of the target number of shares is earned based on performance objectives and is further multiplied by a maximum Relative TSR multiplier of 120%). The target number of shares and the maximum number of shares subject to the PSU awards are as follows:

Name	Target Number of Shares Issuable Upon Vesting of PSUs	Maximum Number of Shares Issuable Upon Vesting of PSUs

John W. Casella	15,181	36,434

Edmond R. Coletta	7,790	18,696

Bradford J. Helgeson	5,593	13,423

Shelley E. Sayward	3,595	8,628

Sean M. Steves	2,637	6,328

The vesting of the PSUs will be based upon (i) our level of achievement of Adjusted Free Cash (weighted 50%) and Adjusted EBITDA (weighted 50%) during the third year (the “measurement period”) of our three-year performance period running from January 1, 2024 to December 31, 2026 (the “three-year performance period”) and (ii) a multiplier based on Relative TSR for the three-year performance period, along with continued service through the vesting date. The targets for the performance objectives were set by the Compensation and Human Capital Committee at the beginning of the three-year performance period.

The number of shares of Class A common stock issuable upon vesting of the PSUs at the end of the three-year performance period will be equal to (i) the target number of shares multiplied by (ii) the percentage of the target number of shares that are eligible to vest based on the level of achievement of the performance objectives during the measurement period multiplied by (iii) the Relative TSR multiplier for the three-year performance period. The Relative TSR multiplier will be determined as follows:

Relative TSR Percentile	Relative TSR Multiplier

0 to 25th	80%

25.01 to 50th	90%

50.01 to 75th	110%

75.01 to 100th	120%

In setting the targets for the PSUs’ performance objectives at the beginning of the three-year performance period, the Compensation and Human Capital Committee approved targets that were aligned with the Company’s long-term strategic plan during the measurement period. The Compensation and Human Capital Committee believed that such targets would be reasonably achievable with strong performance by the Company at the target attainment level and would require outperformance at the maximum attainment level.

Impact of the Whitetail and Royal Acquisitions on PSUs

As discussed above, the Whitetail Transaction closed on August 1, 2024. Our acquisition of Royal Carting and Welsh Sanitation and related real estate assets closed on October 1, 2024 (the “Royal Transaction”). In connection with the Whitetail and Royal Transactions, the Compensation and Human Capital Committee reviewed the performance targets under the PSUs granted to named executive officers in March 2022 (the “2022 PSUs”), March 2023 (the “2023 PSUs”) and March 2024 (the “2024 PSUs”), which were the three sets of PSU awards that were not yet vested at the time the Whitetail and Royal Transactions were completed. In October 2024, the Compensation and Human Capital Committee determined that it would be appropriate and in the best interest of stockholders to adjust the performance goals (i) under the 2022 PSUs, 2023 PSUs and the 2024 PSUs to reflect the Whitetail Transaction and (i) under the 2023 PSUs and the 2024 PSUs to reflect the Royal Transaction. Such adjustments were contemplated by the terms of the grants made to employees in order to avoid potential windfalls by the employees arising from the contributions of acquired companies that had not been budgeted when the targets were initially set. Accordingly, to promote management accountability for meeting the financial and strategic objectives of the Whitetail and Royal Transactions and to align pay with shareholder outcomes, the Compensation and Human Capital Committee adjusted the previously established Adjusted Free Cash Flow and Adjusted EBITDA performance goals of the PSUs (i) for fiscal 2024 based on a pro rata contribution from the pro forma model for the Whitetail Transaction and (ii) for the fiscal year ending December 31, 2025 and the fiscal year ending December 31, 2026 based on a pro rata contribution from the pro forma models for the Whitetail and Royal Transactions. Such adjustments were designed to preserve the rigor of the originally established goals in light of the expanded scope of the Company’s business following completion of the Whitetail and Royal Transactions.

Vesting of Fiscal 2022 PSUs

During fiscal 2022, we granted PSUs to each named executive officer (other than Mr. Helgeson), with each PSU award representing the right to receive a percentage of a target number of shares of Class A common stock up to a maximum number of shares of Class A common stock (equal to 240% of the target number of shares if the maximum 200% of the target number of shares is earned based on performance objectives and is further multiplied by a maximum Relative TSR multiplier of 120%). The number of shares of Class A common stock issuable upon vesting of the PSUs would be equal to (i) the target number of shares, multiplied by (ii) the percentage of such target number of shares that are eligible to vest based on our level of achievement of Adjusted Free Cash Flow (weighted 50%) and Adjusted EBITDA (weighted 50%) during fiscal 2024, multiplied by (iii) a Relative TSR multiplier for the period running from January 1, 2022 to December 31, 2024. The range of performance goals was expressed in the form of “threshold,” “target” and “maximum” achievement levels. Between each of the achievement levels, results would be interpolated within each achievement level to calculate specific percentages of achievement of the performance goals.

The goals and performance ranges for Adjusted Free Cash Flow and Adjusted EBITDA for the fiscal 2022 PSU awards (as adjusted for the Whitetail Transaction as discussed above), and the degree to which we achieved these goals in fiscal 2024, are as follows (dollars in millions):

Performance Measure	Weighting	Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)	Actual Achievement	Achievement %

Adjusted Free Cash Flow (1)	50%	$140.0	$146.1	$151.8	$158.3	200%

Adjusted EBITDA (1)	50%	$332.8	$339.0	$345.3	$360.6	200%

				Overall Achievement %		200%

(1)

Adjusted Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

The overall achievement of 200% of the Adjusted Free Cash Flow and Adjusted EBITDA goals was then subject to adjustment by the Relative TSR Multiplier, which is based on a comparison of our TSR to the TSR of the Russell 2000 Index for the period running from January 1, 2022 to December 31, 2024, determined as follows:

	Relative TSR Percentile	Relative TSR Multiplier

	0 to 25th	80%

	25.01 to 50th	90%

	50.01 to 75th	110%

	75.01 to 100th	120%

Actual Achievement	71.7	110%

The 200% achievement percentage of the Adjusted Free Cash Flow and Adjusted EBITDA goals for fiscal 2024, multiplied by the Relative TSR Multiplier of 110%, resulted in an overall achievement percentage of 220% and the vesting of 220% of the target number of shares of the fiscal 2022 PSU awards as set forth in the table below.

Vesting of Fiscal 2022 PSUs

Name	Target Number of Shares	Maximum Number of Shares	Achievement %	Actual Number of Shares Issued

John W. Casella	13,230	31,752	220%	29,106

Edmond R. Coletta	6,615	15,876	220%	14,553

Shelley E. Sayward	2,894	6,946	220%	6,367

Sean M. Steves	662	1,589	220%	1,456

Benefits and Other Compensation
We maintain broad based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case, on the same basis as other employees. In fiscal 2024, we provided contributions to a 401(k) plan for all named executive officers.
We provide limited perquisites to our named executive officers. We provide these benefits because we believe it is reasonable, competitive and consistent with our overall executive compensation program. In fiscal 2024, we provided a car allowance or personal use of a company-owned vehicle and use of a gas card for Messrs. John Casella, Coletta and Steves and Ms. Sayward; a car allowance for Mr. Helgeson; personal trash removal services for Messrs. John Casella, Coletta and Steves and Ms. Sayward;
non-business
use of our corporate airplane by Messrs. John Casella and Coletta, which had no incremental cost to the Company due to their reimbursement to the Company of variable operating costs associated with such use; and tax gross up payments with respect to use of a gas card for Messrs. Casella and Coletta.
We have a written policy that sets forth guidelines and procedures regarding appropriate use of our corporate airplane (the “Airplane Use Policy”), which is used primarily for business travel by our Chief Executive Officer and President. Under the terms of the Airplane Use Policy, only the Chairman of the Board, Chief Executive Officer and other executive officers of the Company are eligible to request use of the corporate airplane for their own use, for that of their guests or for that of their team members, business associates (such as customers and vendors) or guests of such individuals. Any non-business
use is subject to reimbursement by the applicable employee, as permitted by applicable Federal Aviation Administration rules. In the case of non-business
use by our Chief Executive Officer or our President, such officer is required to reimburse us in an amount equal to the greater of (i) the variable cost per hour associated with such use or (ii) an IRS formula based on Standard Industry Fare Levels. In fiscal 2024, each of Mr. John Casella and Mr. Coletta reimbursed to the Company the variable costs related their personal travel on our corporate airplane pursuant to the Airplane Use Policy, such that such travel did not result in any incremental cost to the Company or imputed income to such person. We determine the incremental cost of the personal use of our corporate airplane by multiplying the total personal flight hours by the variable cost per flight hour. The variable cost per flight hour is derived by adding the annual variable operating costs, which includes (i) aircraft fuel expenses; (ii) maintenance expenses; (iii) engine overhaul expenses; (iv) aircraft wash expenses; (v) aircraft trip expenses, such as landing fees; and (vi) aircraft catering and supplies expenses, and then dividing by the total annual flight hours. This methodology excludes fixed costs that do not increase based on usage.
Severance and
Change-of-Control
Benefits
Pursuant to employment agreements we have entered into with our named executive officers, each such named executive officer is entitled to specified benefits in the event of the termination of his or her employment under specified circumstances, including termination following a change of control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.
Policies and Practices Related to the Grant of Equity Awards
Our current practice is to grant RSU and PSU awards to our employees on an annual basis. We also grant RSU awards to our directors on an annual basis. We may also grant equity awards, including stock option awards, to individuals upon hire or promotion or for retention purposes, as well as grants of restricted Class A common stock to new-employee
directors on the date of such director’s initial election to our Board. We currently do not grant stock appreciation rights or similar option-like instruments. During fiscal 2024, the Compensation and Human Capital Committee did not take material nonpublic information into account when determining the timing or terms of our equity awards, nor did we time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

While we do not have any policy or obligation that requires us to grant equity awards on specified dates, our annual RSU and PSU grants to employees are typically approved at a regularly-scheduled meeting of the Compensation and Human Capital Committee meeting that is held in February of each fiscal year, and the grants are effective in early March of each fiscal year following the public announcement of our financial results for the prior fourth quarter and fiscal year and the filing of our Annual Report on Form
10-K
for the prior fiscal year. Our annual RSU grants to directors are generally approved at a meeting of our Board that is held in February of each fiscal year, and the grants are effective on the date of our next annual meeting of stockholders. For RSU and PSU awards, the number of shares subject to each equity award is calculated by dividing the dollar value of the approved award by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. During fiscal 2024, we did not grant equity awards to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Form
10-Q
or
10-K,
or the filing or furnishing of a Form
8-K
that discloses material nonpublic information.
Executive Officer Stock Ownership Policy
We have adopted an executive officer stock ownership policy reflective of the Board’s view that all executive officers should have a significant personal investment in the Company through their ownership of shares of Class A common stock. Our stock ownership policy is applicable to all executive officers who are required to file reports pursuant to Section 16 of the Exchange Act and requires such executive officers to hold shares of Class A common stock or other equity rights, including restricted stock with time-based vesting, vested stock options and restricted stock units with time-based vesting, with a value at least equal to the following multiple of the individual’s respective base salary: Chief Executive Officer: 3X, President: 2X, Chief Financial Officer: 2X and our other executive officers: 1X. The stock ownership requirement will be measured as to each executive officer as of March 1 (the “measurement date”) of each year. In the event that an executive officer does not satisfy the stock ownership requirement as of any measurement date, then such executive officer is required to retain all shares of Class A common stock held by such executive officer, subject to certain exceptions, and any shares thereafter acquired by such executive officer until such time as such executive officer satisfies the stock ownership requirement. As of March 1, 2025, all of our executive officers were in compliance with the executive officer stock ownership policy, other than Mr. Helgeson, who joined the Company on November 6, 2023.
Compensation Clawback Policy
In October 2023, our Board adopted an Amended and Restated Compensation Clawback Policy (the “Clawback Policy”), which provides, in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will attempt to recover any incentive-based compensation received by any current or former executive officer (each, a “Covered Officer”) during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement (the “Recovery Period”) that is in excess of what otherwise would have been received by such executive officer had the amount of incentive-based compensation been determined based on the restated amounts (“Excess Incentive-Based Compensation”). In addition, in the event that we are required to prepare an accounting restatement, we will use reasonable efforts to recover from any current or former employee of the Company who is not a Covered Officer any Excess Incentive-Based Compensation if the Compensation and Human Capital Committee determines that such employee committed any act or omission that contributed to the circumstances requiring the accounting restatement and such act or omission involved: (i) negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of the employment by the Company; or (ii) a breach of a fiduciary duty to the Company or its stockholders. Under the Clawback Policy, in the event that we are required to prepare an accounting restatement, we will also use reasonable efforts to recover from each Covered Officer or current or former employee of the Company up to 100% of the incentive-based compensation received by such employee from the Company during the Recovery Period if the Compensation and Human Capital Committee determines that such officer’s or employee’s act or omission contributed to the circumstances requiring the accounting restatement and such act or omission involved any of the following: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of employment by the Company or (ii) fraud in the course of the employment by the Company.
Limitations under Internal Revenue Code Section 162(m)
We are generally entitled to a U.S. federal income tax deduction with respect to compensation paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. While the Compensation and Human Capital Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2024.
Compensation and Human Capital Committee Report
Our Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation
S-K
with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
By the Compensation and Human Capital Committee of the Board of Directors of Casella Waste Systems, Inc.
William P. Hulligan, Chair
Emily Nagle Green
Rose Stuckey Kirk
Gary Sova

Summary Compensation

The following table sets forth the total compensation earned by, paid to or granted to our named executive officers during the fiscal years indicated.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non- Equity Incentive Plan Com- pensation ($)	All Other Compensation ($) (3)	Total ($)

John W. Casella	2024	763,732	2,074,300	—	1,306,845	21,784	4,166,661
Chairman and Chief Executive Officer	2023	739,692	2,046,324	—	653,199	22,382	3,461,597
	2022	647,149	1,773,790	—	1,675,105	24,027	4,120,071

Bradford J. Helgeson	2024	450,000	764,197	—	436,338	10,545	1,661,080
Executive Vice President and Chief Financial Officer	2023	69,886	149,953	525,466	33,932	1,118	780,355

Edmond R. Coletta	2024	515,134	1,091,723	—	587,641	16,263	2,210,761
President	2023	483,134	861,608	—	241,763	15,669	1,602,174
	2022	466,796	886,895	2,175,161	684,687	15,826	4,229,365

Shelley E. Sayward	2024	365,200	491,189	—	354,113	15,216	1,225,718
Senior Vice President and General Counsel	2023	331,200	403,838	—	146,236	13,803	895,077
	2022	320,000	388,038	—	414,150	13,300	1,135,488

Sean M. Steves	2024	335,850	360,320	—	287,342	11,407	994,919
Senior Vice President and Chief Operating Officer of Solid Waste Operations	2023	320,850	301,498	—	141,666	14,234	778,248
	2022	267,362	128,785	—	320,966	13,967	731,080

(1)

Amounts shown in this column reflect the aggregate grant date fair value of RSUs and PSUs granted under our Amended and Restated 2016 Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to calculate the grant date fair value of PSUs are set forth in Note 13 to our Consolidated Financial Statements included in the 2024 Form 10-K. The grant date fair value of RSUs is based upon the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date. The grant date fair value of PSUs granted in fiscal 2024 is based on the probable outcome of the applicable performance conditions which reflects the target level of performance. The grant date fair value of PSUs granted in fiscal 2024 based on attainment of the maximum level of performance is as follows: $3,838,322 for Mr. John Casella, $1,414,113 for Mr. Helgeson, $1,969,624 for Mr. Coletta, $908,960 for Ms. Sayward and $666,655 for Mr. Steves.

(2)

Reflects the aggregate grant date fair value for stock options granted under our Amended and Restated 2016 Incentive Plan in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of stock options are set forth in Note 13 to our Consolidated Financial Statements included in the 2024 Form 10-K.

(3)

The amounts reported in All Other Compensation reflect, for each named executive officer, the sum of (i) the amount we contributed to the 401(k) plan, (ii) the amount of tax gross ups we paid and (iii) the incremental cost to us of all perquisites and other personal benefits. The following table sets forth All Other Compensation paid to or accrued by our named executive officers in 2024:

Name	401(k) Plan Matching Contributions ($)	Tax Gross Up Payments ($)		Perquisites and Other Personal Benefits ($)
John W. Casella (a)	6,900	6,351	(b)	8,533	(c)
Bradford E. Helgeson	3,345	—		7,200	(d)
Edmond R. Coletta (e)	6,900	808	(b)	8,555	(f)
Shelley E. Sayward	6,649	—		8,567	(f)
Sean M. Steves	6,257	—		5,150	(c)

(a)

During fiscal 2024, Mr. John Casella used the corporate airplane for personal travel and reimbursed the Company for the variable operating costs associated with such travel in accordance with the Airplane Use Policy, such that such use did not result in any incremental cost to the Company.

(b)	Consists of a tax gross up payment provided with respect to use of a gas card.

(c)	Consists of personal use of a company-owned vehicle with a gas card and personal trash removal service.

(d)	Consists of car allowance.

(e)

During fiscal 2024, Mr. Coletta used the corporate airplane for personal travel and reimbursed the Company for the variable operating costs associated with such travel in accordance with the Airplane Use Policy, such that such use did not result in any incremental cost to the Company.

(f)	Consists of car allowance, use of a gas card and personal trash removal service.

Grants of Plan-Based Awards

The following table sets forth information plan-based awards granted to our named executive officers during fiscal 2024.

Fiscal 2024 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Casella	N/A	N/A	—	1,145,598	2,291,196	—	—	—	—	—
	3/12/2024	2/27/2024	—	—	—	—	—	—	5,060	474,982
	3/12/2024	2/27/2024	—	—	—	—	15,181	36,434	—	1,599,318
Bradford J. Helgeson	N/A	N/A	—	382,500	765,000	—	—	—	—	—
	3/12/2024	2/27/2024	—	—	—	—	—	—	1,864	174,974
	3/12/2024	2/27/2024	—	—	—	—	5,593	13,423	—	589,223
Edmond R. Coletta	N/A	N/A	—	515,134	1,030,268	—	—	—	—	—
	3/12/2024	2/27/2024	—	—	—	—	—	—	2,663	249,976
	3/12/2024	2/27/2024	—	—	—	—	7,790	18,696	—	841,747
Shelley E. Sayward	N/A	N/A	—	310,420	620,840	—	—	—	—	—
	3/12/2024	2/27/2024	—	—	—	—	—	—	1,198	112,456
	3/12/2024	2/27/2024	—	—	—	—	3,595	8,628	—	378,733
Sean M. Steves	N/A	N/A	—	251,888	503,776	—	—	—	—	—
	3/12/2024	2/27/2024	—	—	—	—	—	—	879	82,512
	3/12/2024	2/27/2024	—	—	—	—	2,637	6,328	—	277,808

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable as annual cash incentive compensation under the Non-Equity Incentive Plan, respectively. The actual amounts earned in fiscal 2024 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plan for Fiscal 2024

John W. Casella	$1,306,845

Bradford J. Helgeson	$436,338

Edmond R. Coletta	$587,641

Shelley E. Sayward	$354,113

Sean M. Steves	$287,342

(2)

Represents PSUs granted under our Amended and Restated 2016 Incentive Plan. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the measurement period of our three-year performance period running from January 1, 2024 to December 31, 2026 and (ii) a Relative TSR multiplier for the period running from January 1, 2024 to December 31, 2026.

(3)

Represents RSUs granted under our Amended and Restated 2016 Incentive Plan. The RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)

The grant date fair value of RSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date. The grant date fair value of PSUs is calculated in accordance with FASB ASC Topic 718 using a Monte Carlo pricing model as set forth in Note 13 of our Consolidated Financial Statements included in the 2024 Form 10-K and is based on the probable outcome of the applicable performance conditions which reflects the target level of performance.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding outstanding unexercised options and stock units that have not vested and related information for each of our named executive officers as of December 31, 2024.

Outstanding Equity Awards at December 31, 2024

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John W. Casella	—	—		—	—	1,470	(1)	155,541	—		—
	—	—		—	—	4,199	(2)	444,296	—		—
	—	—		—	—	5,060	(3)	535,399	—		—
	—	—		—	—	—		—	15,181	(4)	1,606,302
	—	—		—	—	—		—	18,896	(5)	1,999,386
Bradford J. Helgeson	3,500	14,000	(6)	79.72	11/6/2033	—		—	—		—
	—	—		—	—	1,254	(7)	132,686	—		—
						1,864	(3)	197,230	—		—
						—		—	5,593	(5)	591,795
Edmond R. Coletta	30,000	45,000	(8)	82.47	7/31/2032	—		—	—		—
	—	—		—	—	735	(1)	77,770	—		—
	—	—		—	—	1,768	(2)	187,072	—		—
	—	—		—	—	2,663	(3)	281,772	—		—
	—	—		—	—	—		—	7,956	(4)	841,824
	—	—		—	—	—		—	7,990	(5)	845,422
Shelley E. Sayward	8,396	—		68.78	7/29/2031	—		—	—		—
	—	—		—	—	322	(1)	34,071	—		—
	—	—		—	—	829	(2)	87,716	—		—
	—	—		—	—	1,198	(3)	126,760	—		—
	—	—		—	—	—		—	3,729	(4)	394,565
	—	—		—	—	—		—	3,595	(5)	380,387
Sean M. Steves	—	—		—	—	221	(1)	23,384	—		—
	—	—		—	—	619	(2)	65,496	—		—
	—	—		—	—	879	(3)	93,007	—		—
	—	—		—	—	—		—	2,784	(4)	294,575
	—	—		—	—	—		—	2,637	(5)	279,021

(1)	Represents RSUs granted on March 11, 2022. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(2)	Represents RSUs granted on March 10, 2023. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(3)	Represents RSUs granted on March 12, 2024. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)	Represents PSUs granted on March 10, 2023 at the target award level. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the measurement period of our three-year performance period running from January 1, 2023 to December 31, 2025 and (ii) a Relative TSR multiplier for the period running from January 1, 2023 to December 31, 2025.

(5)

Represents PSUs granted on March 12, 2024 at the target award level. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the measurement period of our three-year performance period running from January 1, 2024 to December 31, 2026 and (ii) a Relative TSR multiplier for the period running from January 1, 2024 to December 31, 2026.

(6)	Represents a stock option award granted on November 6, 2023. The stock option award vests in equal installments over five years, commencing on the first anniversary of the grant date.

(7)	Represents RSUs granted on November 6, 2023. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(8)	Represents a stock option award granted on August 1, 2022. The stock option award vests in equal installments over five years, commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested During Fiscal 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)

John W. Casella	27,940	2,624,780	40,366	4,197,739

Bradford J. Helgeson	—	—	627	67,033

Edmond R. Coletta	—	—	19,851	2,067,721

Shelley E. Sayward	—	—	8,353	873,479

Sean M. Steves	—	—	2,806	283,803

(1)	Number of shares acquired on exercise of stock options is the gross number of shares exercised.

(2)	Number of shares acquired on vesting of stock awards is the gross number of shares vested.

Potential Payments Upon Termination or Change of Control

Employment Agreements

We have employment agreements with Messrs. John Casella, Helgeson, Coletta and Steves and Ms. Sayward, which we entered into as follows: Mr. John Casella: December 8, 1999, as amended on December 30, 2008; Mr. Helgeson: October 31, 2023; Mr. Coletta: June 20, 2022 and effective as of July 1, 2022; Mr. Steves: June 20, 2022 and effective as of July 1, 2022; and Ms. Sayward: January 1, 2021.

Mr. John Casella’s employment agreement has an initial term of three years and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Each of Messrs. Coletta’s, Helgeson’s and Steves’ and Ms. Sayward’s employment agreement has an initial term of one year and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Pursuant to the terms of their employment agreements, each of Messrs. John Casella, Helgeson, Coletta and Steves and Ms. Sayward is entitled to a specified annual base salary, subject to adjustment as set forth in the agreement, an annual bonus consisting of cash, stock awards or a combination of cash and stock awards, in an amount determined by the Compensation and Human Capital Committee each fiscal year, and a severance package upon the termination of employment. The base salary and bonus components of their compensation are described above under “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Base Salary” and “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Cash Incentive Compensation”.

Mr. John Casella has agreed not to compete with us for a period of two years after the termination of his employment within 300 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees for a period of two years after the termination of his employment. Each of Messrs. Coletta, Helgeson and Steves and Ms. Sayward has agreed not to compete with us for a period of one year after the termination of his or her employment within 100 miles of any facility operated by us during the term of his or her employment and not to solicit our customers, accounts or employees for a period of one year after the termination of his or her employment. In the event that Mr. John Casella terminates his employment voluntarily and is not entitled to severance, the non-compete provisions of his agreement would not apply unless we continue to pay his base salary and any termination benefits or payments required under his agreement.

In the event Mr. John Casella’s employment is terminated by us other than for cause (as defined below), he will be entitled to payment of an amount equal to (a) three times the sum of (i) the highest annual base salary paid to him at any time prior to his termination, payable bi-weekly or otherwise in accordance with Company payroll practices, commencing immediately upon termination and (ii) the higher of the most recent bonus paid to him at any time prior to his termination or 50% of his annual base salary immediately prior to such termination, payable in a lump sum within 60 days of such termination, plus (b) an amount in cash equal to the value of any accrued but unpaid or unused, as applicable, base salary, bonus and vacation, payable in an immediate lump sum. In addition, Mr. John Casella will continue to receive healthcare and other benefits for a period of three years from the date of termination. In the event that Mr. John Casella terminates his employment with us for good reason or qualified good reason (as defined below), he will receive the severance payments and benefits described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code, if any, payable in connection with the severance payments and benefits. For the purposes of Mr. John Casella’s employment agreement, “good reason” means the occurrence of (a) a change of control, accompanied by, or followed within the 12-month period after a change of control by (b)(i) the assignment to the employee of any duties inconsistent with his status prior to the change of control, (ii) a material adverse alteration in the nature or status of the employee’s responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, (iii) a material diminution in his base compensation or (iv) a material change in the geographic location at which he must perform services for us. For the purposes of Mr. John Casella’s employment agreement, “qualified good reason” means the occurrence of one of the events under clause (b)(i), (ii) or (iii) of the preceding definition of good reason. In the event Mr. John Casella’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the severance payments described in the first sentence of this paragraph as well as healthcare and other benefits for a period of one year from the date of death. In the event Mr. John Casella’s employment is terminated by us for disability, he will be entitled to the severance payments described in the first sentence of this paragraph as well as healthcare and other benefits for a period of one year from the date of such termination.

In the event Mr. Helgeson’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) the highest base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Helgeson will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Mr. Helgeson will become exercisable or vested in full upon termination without cause. In the event that Mr. Helgeson terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as Executive Vice President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Helgeson will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Helgeson’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Helgeson’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Mr. Coletta’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) two times the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) two times his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Coletta will continue to receive healthcare benefits for a period of two years from the date of termination. Any stock options, RSUs or other equity grants issued by us to Mr. Coletta will become exercisable or vested in full upon termination without cause. In the event that Mr. Coletta terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Coletta will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Coletta’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Coletta’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Ms. Sayward’s employment is terminated by us without cause, she will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to her at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) her target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to her agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Ms. Sayward will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Ms. Sayward will become exercisable or vested in full upon termination without cause. In the event that Ms. Sayward terminates her employment for good reason, defined as the assignment of any duties inconsistent with her status as Senior Vice President of the Company, a material adverse alteration in the nature or status of her responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in her base compensation, or a material change in the geographic location at which she must perform services for us, Ms. Sayward will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Ms. Sayward’s employment is terminated upon her death, her written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Ms. Sayward’s employment is terminated by us for disability, she will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Mr. Steves’ employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Steves will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Mr. Steves will become exercisable or vested in full upon termination without cause. In the event that Mr. Steves terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as Senior Vice President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Steves will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Steves’ employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Steves’ employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

For purposes of each agreement discussed above, “cause” means the discharge of the employee resulting from (a) a conviction of a crime involving us; (b) an act or omission (including willful misconduct or willful or gross neglect or behavior) which has a material adverse effect on us; (c) fraud, misappropriation or embezzlement; or (d) the breach in any material respect of the material terms and provisions of the agreement.

The severance benefits described above were extended to Messrs. John Casella, Coletta and Steves and Ms. Sayward as an inducement to their decisions to continue to remain employed by us and, in the case of Mr. Helgeson, as an inducement to accept employment with us. At the time each of such agreements was entered into, our Board considered a number of factors, including severance arrangements offered by comparable companies, the importance of the respective employee to our ongoing success and the benefits of receiving a non-competition and non-solicitation covenant from the respective employee in exchange for the agreed severance. The Compensation and Human Capital Committee considers the severance benefits to be separate from the compensation payable to employees for their ongoing services and accordingly does not consider the value of the severance package when setting current compensation.

Equity Award Agreements

Under the terms of each named executive officer’s restricted stock unit agreements under our Amended and Restated 2016 Incentive Plan and/or employment agreement, as applicable, if the named executive officer’s employment is terminated as a result of the officer’s death or disability, by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable restricted stock unit agreement or employment agreement) or by the Company without Cause on or prior to the first anniversary of the date of consummation of a Change in Control Event (as defined in our Amended and Restated 2016 Incentive Plan), then all unvested RSUs will vest immediately.

Under the terms of each named executive officer’s performance-based stock unit agreements under our Amended and Restated 2016 Incentive Plan and/or employment agreement, as applicable, if the employment of the named executive officer is terminated by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable performance-based stock unit agreement or employment agreement)

during the performance period, then notwithstanding anything to the contrary in any employment, severance or other agreement between the named executive officer and the Company, the PSU award will remain outstanding and vest as set forth in the applicable performance-based stock unit agreement as if the officer had remained employed by the Company through the end of the performance period. Under the terms of each named executive officer’s performance-based stock unit agreements under our Amended and Restated 2016 Incentive Plan and/or employment agreement, as applicable, upon the occurrence of a Change in Control Event (as defined in our Amended and Restated 2016 Incentive Plan), the acquiring or succeeding entity will assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU will confer the officer with the right to receive, for each share of Class A common stock subject to the award, the consideration received by each holder of Class A common stock immediately prior to the Change in Control Event, or replacement award, provided that (a) the vesting of such replacement award shall only be subject to the continued service requirement in the applicable performance-based stock unit agreement through the end of the performance period and will not be subject to achievement of the performance goals set forth in the agreement and (b) the amount of cash, securities or other property subject to such replacement award will be determined assuming that the number of shares subject to the PSU is equal to the greater of (i) the Target Number of Shares (as defined in the applicable performance-based stock unit agreement) and (ii) such number of shares as the Compensation and Human Capital Committee will determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period. In the event that the officer’s employment is terminated by either the Company or its successor without Cause or by the officer for Good Reason, in either case within twelve months following a Change in Control Event, the remaining unvested portion of the replacement award will become vested as of the date of the officer’s termination of employment. In the event that the acquiring or succeeding entity refuses to assume the PSUs and grant replacement awards in connection with a Change in Control Event, the PSU award will become vested, immediately prior to the Change in Control Event, with respect to a number of shares equal to the greater of (i) the Target Number of Shares and (ii) such number of shares as the Compensation and Human Capital Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period. If an officer dies or is disabled prior to the end of the performance period, then the PSUs will vest as to a number of shares equal to the greater of the Target Number of Shares for the performance period and such number of shares as the Compensation and Human Capital Committee will determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period as if the death or disability had not occurred.

Under the terms of Messrs. Helgeson’s and Coletta’s and Ms. Sayward’s option agreements under our Amended and Restated 2016 Incentive Plan, if the named executive officer’s employment is terminated as a result of the officer’s death or disability, by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable option agreement), then the applicable stock option will become immediately exercisable as to all of the shares subject to the option, effective as of the date of termination of employment.

Summary of Potential Payments Upon Termination or Change of Control as of December 31, 2024

The following tables quantify the amounts that would be payable to our named executive officers upon termination of their employment under the circumstances described above under “Employment Agreements”, “Equity Award Agreements” and a change in control of the Company. We calculated the amounts shown based upon each such named executive officer’s employment agreement and equity award agreements, as applicable, described above and upon the hypothetical assumption that each named executive officer’s employment terminated effective December 31, 2024.

	Termination Without Cause
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of RSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	4,250,793	73,002	1,135,235	—

Bradford J. Helgeson	832,500	21,873	329,916	365,260

Edmond R. Coletta	1,905,996	53,664	546,614	1,050,300

Shelley E. Sayward	639,100	10,946	248,548	—

Sean M. Steves	587,738	16,497	181,887	—

	Termination for Good Reason
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of RSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	4,250,793	73,002	1,135,235	—

Bradford J. Helgeson	832,500	21,873	329,916	365,260

Edmond R. Coletta	1,905,996	53,664	546,614	1,050,300

Shelley E. Sayward	639,100	10,946	248,548	—

Sean M. Steves	587,738	16,497	181,887	—

	Change in Control with Termination Without Cause or for Good Reason
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Tax Reimbursement ($) (3)	Value of RSUs and PSUs with Accelerated Vesting ($) (4)	Value of Options with Accelerated Vesting ($) (4)

John W. Casella	4,250,793	73,002	—	4,740,923	—

Bradford J. Helgeson	832,500	21,873	—	921,711	365,260

Edmond R. Coletta	1,905,996	53,664	—	2,233,861	1,050,300

Shelley E. Sayward	639,100	10,946	—	1,023,500	—

Sean M. Steves	587,738	16,497	—	755,483	—

	Termination for Disability
Name	Cash Payments ($) (1)	Value of Benefits ($) (5)	Value of RSUs and PSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	4,250,793	24,334	4,740,923	—

Bradford J. Helgeson	832,500	21,873	921,711	365,260

Edmond R. Coletta	1,905,996	53,664	2,233,861	1,050,300

Shelley E. Sayward	639,100	10,946	1,023,500	—

Sean M. Steves	587,738	16,497	755,483	—

	Automatically Upon Death
Name	Cash Payments ($) (1)	Value of Benefits ($) (6)	Value of RSUs and PSUS with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	4,250,793	11,006	4,740,923	—

Bradford J. Helgeson	832,500	—	921,711	365,260

Edmond R. Coletta	1,905,996	—	2,233,861	1,050,300

Shelley E. Sayward	639,100	—	1,023,500	—

Sean M. Steves	587,738	—	755,43	—

(1)

The amounts in this column reflect payments, as described above, equal to a multiple of annual base salary in effect on December 31, 2024, and a bonus or other amount equal to a percentage of the base salary or annual cash incentive compensation for each named executive officer in accordance with the terms of his or her employment agreement.

(2)

The amounts in this column reflect payments for monthly COBRA premiums for continued health, dental and vision coverage, as well as payments for life insurance premiums for Mr. John Casella as of December 31, 2024 and payments for monthly COBRA premiums for continued health and dental coverage for Messrs. Coletta, Helgeson and Steves and Ms. Sayward as of December 31, 2024. Payment of these benefits will continue for a period of three years from the date of termination for Mr. John Casella, for a period of two years from the date of termination for Mr. Coletta, and for a period of one year from the date of termination for each of Messrs. Helgeson and Steves and Ms. Sayward.

(3)

The amounts in this column reflect additional payments intended to compensate Mr. John Casella for excise taxes under Section 4999 of the Code, if any, payable in connection with severance payments and benefits in accordance with the terms of his employment agreement. Such payments will only be received by Mr. John Casella in the event of the termination of his employment for good reason following a change in control of the Company. Ms. Sayward’s and Messrs. Helgeson’s, Coletta’s and Steves’ employment agreements do not provide for such a payment.

(4)

The value of accelerated unvested RSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2024 multiplied by the number of accelerated units. The value of accelerated unvested PSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2024 multiplied by the Target Number of Shares (as defined in the applicable performance-based stock unit agreement).

The value of accelerated unvested stock options is calculated by taking the difference between the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2024 and the exercise price and multiplying it by the number of shares of Class A common stock underlying the unvested stock options (as defined in the applicable stock option agreement).

(5)

The amounts in this column reflect payments for monthly COBRA premiums for continued health, dental and vision coverage, as well as payments for life insurance premiums for Mr. John Casella as of December 31, 2024 and payments for monthly COBRA premiums for continued health and dental coverage for Messrs. Helgeson, Coletta and Steves and Ms. Sayward as of December 31, 2024. Payment of these benefits will continue for a period of two years from the date of termination for Mr. Coletta and for a period of one year from the date of termination for each of Messrs. John Casella, Helgeson and Steves and Ms. Sayward.

(6)

The amount in this column reflects payments for monthly COBRA premiums for continued health, dental and vision coverage for Mr. John Casella’s spouse as of December 31, 2024. Such payments will continue for a period of one year.

CEO Pay Ratio
Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. Our Chief Executive Officer’s annual total compensation for fiscal 2024 was $4,166,661, as disclosed in the Summary Compensation Table appearing on page 52. The annual total compensation for our median employee (other than our Chief Executive Officer) for fiscal 2024 was $70,740. Based on the foregoing, we estimate that our Chief Executive Officer’s annual total compensation was approximately 60 times that of the median of the annual total compensation of all other employees.
For purposes of identifying the median employee, we examined our employee population as of December 31, 2024. There were 4,653 full-time and part-time employees, excluding the Chief Executive Officer, and no temporary or seasonal workers. We used a consistently applied compensation measure to identify the median employee that included the sum of the following fiscal 2024 compensation elements: base salary, incentives paid during 2024, vesting value of stock awards, value of stock options exercised and benefits. Once this amount was estimated for each employee (excluding the Chief Executive Officer), we arrayed and sorted the data to identify the median employee. After the median employee was identified, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for our Chief Executive Officer in the Summary Compensation Table. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Pay Versus Performance
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officer (the “PEO”) and our other named executive officers (the “Other NEOs”) as presented in the Summary Compensation Table on page 52 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance
rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Compensation and Human Capital Committee evaluates compensation decisions in light of company or individual performance. For discussion of how our Compensation and Human Capital Committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 36.
Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (2)	Value of Initial Fixed $ 100 Investment Based on:		Net Income ($)	Adjusted Free Cash Flow ($) (4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (3)
2024	4,166,661	7,468,566	1,523,120	2,260,187	229.87	204.08	13,536,000	158,309,000
2023	3,461,597	3,778,584	938,698	903,205	185.66	172.53	25,399,000	128,299,000
2022	4,120,071	2,821,002	1,635,240	1,323,839	172.30	144.53	53,079,000	111,213,000
2021	4,233,954	11,347,919	1,486,919	3,594,795	185.57	153.39	41,100,000	95,332,000
2020	3,794,238	6,590,420	1,538,515	2,506,954	134.59	108.62	91,106,000	69,147,000

(1)	For 2024, our PEO was John W. Casella and our Other NEOs were Bradford J. Helgeson, Edmond R. Coletta, Shelley E. Sayward and Sean M. Steves. For 2023, our PEO was John W. Casella and our Other

NEOs were Bradford J. Helgeson, Edmond R. Coletta, Shelley E. Sayward, Paul J. Ligon and Sean M. Steves. For 2022, our PEO was John W. Casella and our Other NEOs were Edmond R. Coletta, Shelley E. Sayward, Paul J. Ligon, Sean M. Steves and Edward D. Johnson. For 2021, our PEO was John W. Casella and our Other NEOs were Edmond R. Coletta, Edwin D. Johnson, Shelley E. Sayward and Christopher B. Heald. For 2020, our PEO was John W. Casella and our Other NEOs were Edmond R. Coletta, Edwin D. Johnson, David L. Schmitt and Christopher B. Heald.

(2)
The following table describes the adjustments, each of which is prescribed by SEC rules, to calculate the CAP Amounts from the SCT Amounts for 2024. The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during 2024, but rather are amounts determined in accordance with Item 402 of Regulation
S-K
under the Exchange Act.

Adjustments	2024 ($)
	PEO	Other NEOs*
SCT Amounts	4,166,661	1,523,120

Adjustments for stock and option awards:

(Subtract): Aggregate grant date fair value for stock awards and option awards included in SCT Amounts for the covered fiscal year	(2,074,300)	(676,857)

Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	2,334,954	761,910

Add (Subtract): Change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	580,262	215,672

Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	2,460,989	436,342

CAP Amounts (as calculated)	7,468,566	2,260,187

*	Amounts presented are averages for the entire group of Other NEOs in 2024.

(3)	The companies in our peer group are: GFL Environmental, Inc., Waste Connections Inc., Waste Management, Inc., and Republic Services, Inc.

(4)
Adjusted Free Cash Flow is a
non-GAAP
financial measure. See Appendix A for additional information regarding Adjusted Free Cash Flow and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP financial measure.

The following table lists the three financial performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our named executive officers for 2024 (our most recently completed fiscal year), to company performance. Of these measures, we have identified Adjusted Free Cash Flow as the most important of our financial performance measures (that is not already required to be disclosed in the pay versus performance table above) used to link CAP Amounts for our executives for 2024 to company performance.

Adjusted Free Cash Flow*
Adjusted Operating Income*
Adjusted EBITDA*

*
Adjusted Free Cash Flow, Adjusted Operating Income and Adjusted EBITDA are
non-GAAP
financial measures. See Appendix A for additional information regarding non-GAAP
financial measures and reconciliations of
non-GAAP
financial measures to their most directly comparable GAAP financial measures.

The following charts show graphically the relationships over the past five years of the CAP Amounts for our PEO and Other NEOs as compared to our cumulative total shareholder return (“TSR”), Peer Group TSR, Net Income and Adjusted Free Cash Flow, as well as the relationship between our TSR and Peer Group TSR:
CAP VERSUS COMPANY TSR AND PEER GROUP TSR

CAP
VERSUS
NET INCOME

CAP VERSUS ADJUSTED FREE CASH FLOW

Director Compensation

We compensate our directors who are not our employees or employees of our subsidiaries. Accordingly, Mr. John Casella, who serves as our Chief Executive Officer, and Mr. Douglas Casella, who serves as President of Casella Waste Management, Inc., our wholly owned subsidiary, do not receive any additional compensation for their service as directors.

The Compensation and Human Capital Committee periodically reviews the compensation of our non-employee directors. We seek to attract exceptional talent to our Board and therefore, our policy is to compensate our directors competitively relative to comparable companies. Our Board believes that it is appropriate for the chairs and members of the committees of our Board to receive additional compensation for their services in those positions.

Cash Compensation

In fiscal 2024, our non-employee directors were entitled to receive cash fees in consideration of their Board service as follows:

• Annual retainer fee for service on our Board	$75,000
• Additional annual retainer fee for service as Audit Committee Chair	$20,000
• Additional annual retainer fee for service as Compensation and Human Capital Committee Chair	$15,000
• Additional annual retainer fee for service as Nominating and ESG Committee Chair	$15,000
• Additional annual retainer fee for service as non-Chair member of Audit Committee	$10,000
• Additional annual retainer fee for service as non-Chair member of Compensation and Human Capital Committee	$7,500
• Additional annual retainer fee for service as non-Chair member of Nominating and ESG Committee	$7,500
• Additional annual retainer fee for service as Lead Director	$37,500

Our non-employee directors are entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings of committees on which he or she serves. Directors who begin their Board service during the year receive a pro-rata portion of the applicable retainer fees.

Equity Compensation

Each new non-employee director receives a grant of shares of restricted Class A common stock on the date of such director’s initial election to our Board having a value on the date of grant of approximately $50,000, which vests in three equal annual installments beginning on the first anniversary of the date of grant. Each incumbent non-employee director receives on the date of each annual meeting of stockholders an RSU award, which vests in full on the first anniversary of the date of grant. Non-employee directors who are initially elected to the Board at any time after the prior year’s annual meeting of stockholders receive a pro-rated annual RSU grant based on the date of their initial election to the Board. In fiscal 2024, each incumbent non-employee director received on the date of the 2024 Annual Meeting of Stockholders, an award consisting of the number of RSUs having a value on the date of grant of approximately $140,000.

The following table provides compensation information for fiscal 2024 for each of our non-employee directors.

Non-Employee Director Compensation for Fiscal 2024

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Total ($)

Michael L. Battles	92,500	139,978	232,478

Michael K. Burke	102,500	139,978	242,478

Joseph G. Doody	112,500	139,978	252,478

Emily Nagle Green	97,500	139,978	237,478

William P. Hulligan	100,000	139,978	239,978

Rose Stuckey Kirk	90,000	139,978	229,978

Gary Sova	92,500	139,978	232,478

(1)

Excludes Mr. John Casella, our Chief Executive Officer and Chairman of our Board, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table above, and Mr. Douglas Casella, the Vice Chairman of our Board and President of Casella Waste Management, Inc., our wholly owned subsidiary, who does not receive compensation for his services as director.

(2)

Amounts shown in this column for all non-employee directors reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted in fiscal 2024 under our Amended and Restated 2016 Incentive Plan for service on our Board. RSUs were granted at the fair market value as of the date of the grant, based upon the last reported sale price of our Class A common stock on the Nasdaq Stock Market. The RSUs vest in full on the first anniversary of the date of grant. The individual RSU awards reflected in the compensation table above are summarized below.

Name	Grant Date	Number of RSUs Granted in Fiscal 2024 (#)	Grant Date Fair Value of Awards Granted in Fiscal 2024 ($)

Michael L. Battles	6/6/2024	1,451	139,978

Michael K. Burke	6/6/2024	1,451	139,978

Joseph G. Doody	6/6/2024	1,451	139,978

Emily Nagle Green	6/6/2024	1,451	139,978

William P. Hulligan	6/6/2024	1,451	139,978

Rose Stuckey Kirk	6/6/2024	1,451	139,978

Gary Sova	6/6/2024	1,451	139,978

(3)	As of December 31, 2024, our non-employee directors held the following aggregate number of unvested RSUs as of such date:

Name	Number of Unvested RSUs (#)

Michael L. Battles	1,451

Michael K. Burke	1,451

Joseph G. Doody	1,451

Emily Nagle Green	1,451

William P. Hulligan	1,451

Rose Stuckey Kirk	1,451

Gary Sova	1,451

We have entered into or engaged in certain transactions with our directors or affiliates of our directors. See “Corporate Governance – Certain Relationships and Related Person Transactions.”

Director Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board adopted stock ownership guidelines that require each non-employee director to attain a share ownership level of our Class A common stock having a value equal to three times the amount of the annual retainer fee paid to non-employee directors for service on our Board. Each non-employee director is required to attain such ownership levels by the third annual meeting of stockholders following the first annual meeting of stockholders at which such non-employee director is elected to our Board. As of March 1, 2025, each of our non-employee directors was in compliance with the stock ownership guidelines.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our capital voting stock as of March 31, 2025 (unless otherwise specified) by (a) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) or entity known by us to beneficially own more than 5% of any class of our common stock, (b) our directors and director nominees, (c) our named executive officers and (d) our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Shares of Class A common stock that an individual or entity has a right to acquire within 60 days after March 31, 2025 (unless otherwise specified), including pursuant to options to purchase Class A common stock, Class B common stock convertible into Class A common stock and restricted stock unit awards subject to vesting, are included in the number of shares of Class A common stock beneficially owned by the person or entity and are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person or entity, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Each share of Class B common stock is convertible at the discretion of the holder thereof into one share of Class A common stock. As of March 31, 2025, a total of 62,475,017 shares of Class A common stock were outstanding and a total of 988,200 shares of Class B common stock were outstanding. Except as otherwise indicated by footnote, we believe that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

	Class A Common Stock		Class B Common Stock			Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares		% of Class

5% Stockholders

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	5,478,870	8.77%	—		—	7.57%

BlackRock, Inc. (3) 50 Hudson Yards New York, NY 10001	4,126,466	6.60%	—		—	5.70%

Conestoga Capital Advisors, LLC (4) 550 E. Swedesford Rd., Ste 120 Wayne, PA 19087	3,432,843	5.49%	—		—	4.74%

Executive Officers and Directors

John W. Casella (5)	512,887	*	494,100	(6)	50.0%	6.85%

Edmond R. Coletta (7)	179,430	*	—		—	*

Bradford J. Helgeson	4,981	*	—		—	*

Shelley E. Sayward (8)	30,312	*	—		—	*

Sean M. Steves	5,589	*	—		—	*

Michael L. Battles	13,687	*	—		—	*

	Class A Common Stock		Class B Common Stock			Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares		% of Class

Michael K. Burke	13,687	*	—		—	*

Douglas R. Casella (9)	599,378	*	494,100	(10)	50%	6.97%

Joseph Doody	8,250	*	—		—	*

William P. Hulligan	3,702	*	—		—	*

Rose Stuckey Kirk	5,376	*	—		—	*

Emily Nagle Green (11)	20,936	*	—		—	*

Gary Sova	3,745	*	—		—	*

Executive officers and directors as a group (15 people) (12)	1,427,972	2.25%	988,200		100%	14.26%

*	Represents less than 1% of the outstanding shares of the respective class of our voting stock and/or less than 1% of total ownership of equity securities.

(1)

This column represents voting power rather than percentage of equity interest as each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Combined, the Class A common stock (62,475,017 votes) and the Class B common stock (9,882,000 votes) entitle their holders to an aggregate of 72,357,017 votes as of March 31, 2025. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

(2)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 3 to Schedule 13G that was filed with the SEC by The Vanguard Group on February 13, 2024. The Vanguard Group reports shared voting power with respect to 103,692 shares, sole dispositive power with respect to 5,315,029 shares and shared dispositive power with respect to 163,841 shares.

(3)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 13 to Schedule 13G that was filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 26, 2024. BlackRock reports sole voting power with respect to 4,059,098 shares and sole dispositive power with respect to 4,126,466 shares.

(4)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 4 to Schedule 13G that was filed with the SEC by Conestoga Capital Advisors LLC (“Conestoga Capital”) on January 10, 2025. Conestoga Capital reports sole voting power with respect to 3,235,127 shares and sole dispositive power with respect to 3,432,843 shares.

(5)

Consists of (a) 18,093 shares of Class A common stock, (b) 694 shares of Class A common stock held by Mr. John Casella’s spouse and (c) 494,100 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

(6)

Consists of (a) 166,000 shares of Class B common stock, (b) 57,100 shares of Class B common stock held by Mr. John Casella’s spouse, (c) 134,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. John Casella’s spouse, of which Mr. John Casella’s spouse is the trustee and (d) 137,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. John Casella, of which Mr. John Casella is the trustee.

(7)	Consists of (a) 149,430 shares of Class A common stock and (b) 30,000 shares of Class A common stock issuable to Mr. Coletta pursuant to stock options exercisable within 60 days of March 31, 2025.

(8)	Consists of (a) 21,916 shares of Class A common stock and (b) 8,396 shares of Class A common stock issuable to Ms. Sayward pursuant to stock options exercisable within 60 days of March 31, 2025.

(9)

Consists of (a) 105,278 shares of Class A common stock and (b) 494,100 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

(10)

Consists of (a) 169,000 shares of Class B common stock, (b) 57,100 shares of Class B common stock held by Mr. Doug Casella’s spouse, (c) 131,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. Doug Casella’s spouse, of which Mr. Doug Casella’s spouse is the trustee and (d) 137,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. Doug Casella, of which Mr. Doug Casella is the trustee.

(11)

Consists of (a) 14,173 shares of Class A common stock held directly by Ms. Nagle Green and (b) 6,763 shares of Class A common stock held in a trust of which Ms. Nagle Green is a trustee and a beneficiary.

(12)

Includes (a) 397,876 shares of Class A common stock, (b) 41,896 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2025 and (c) 988,200 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Class A common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and other equity securities. Based solely on a review of copies of reports filed pursuant to Section 16(a) and representations made by persons required to file such reports, we believe that during fiscal 2024, our officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a), with the exception of one late Form 4 filing by Ms. Nagle Green to report one gift of shares of Class A common stock during 2023.

Dual Class of Stock

The Company’s dual class structure (Class A common stock and Class B common stock) has been in place since prior to the Company’s initial public offering in 1997. The Board believes that many of Casella’s investors are attracted to Casella’s stock because of the long-term stability and leadership of the Company, which has, at least in part, been due to the benefits that the dual-class structure provides to the Company. At this time, because the Class B common stock represents only approximately 13.7% of the voting power of the Company’s common stock as of March 31, 2025, the Board believes that the additional voting power represented by the shares of Class B common stock provides a balance that incrementally protects the Company from short-term pressure and gives the Board and senior management greater opportunity to focus on the Company’s long-term objectives and success, while at the same time preserving for the holders of Class A common stock the opportunity to attain any voting threshold that may be needed to meet voting requirements associated with matters that they feel strongly about.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board. Our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of Michael K. Burke, Douglas R. Casella and Gary Sova, each with a term ending at the 2025 Annual Meeting;

•	Class II is comprised of Michael L. Battles, Joseph G. Doody and Emily Nagle Green, each with a term ending at the 2026 Annual Meeting of Stockholders; and

•	Class III is comprised of John W. Casella, William P. Hulligan and Rose Stuckey Kirk, each with a term ending at the 2027 Annual Meeting of Stockholders.

Messrs. Burke, Douglas Casella and Sova are current Class I directors whose terms expire at the 2025 Annual Meeting. Messrs. Burke, Douglas Casella and Sova are each nominated for re-election as a Class I director, each to serve for a term ending at the 2028 Annual Meeting of Stockholders and until his respective successor has been duly elected and qualified. Each of our three (3) director nominees was recommended by the Nominating and ESG Committee to the Board, which unanimously approved their nomination. The recommendations of our Board are based on its carefully considered judgment and the Board’s belief that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board.

We have adopted a majority vote resignation policy, pursuant to which, in an uncontested election of directors, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election will be required to offer his or her resignation to our Board. In such an event, our Board, acting upon the recommendation of the Nominating and ESG Committee or other committee of independent directors, will take action with respect to the offered recommendation, which could range from accepting the resignation, maintaining the director but addressing what the committee believes to be the underlying cause of the “withheld” votes, or resolving that the director will not be re-nominated in the future for election, to rejecting the resignation. Following the Board’s determination, the Company will promptly publicly disclose the Board’s decision of whether or not to accept the resignation offer and an explanation of how the decision was reached. The election of directors at the 2025 Annual Meeting will be uncontested. Accordingly, the majority vote resignation policy would apply at the 2025 Annual Meeting.

Each of the nominees has consented to being named in this proxy statement and to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the nominees will be unable to serve if elected.

BOARD RECOMMENDATION

Our Board unanimously recommends a vote “FOR” the election of Michael K. Burke, Douglas R. Casella and Gary Sova as Class I directors.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Section 14A of the Exchange Act also requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation paid to our named executive officers should be held every one, two or three years. At the 2023 Annual Meeting of Stockholders, stockholders approved, on an advisory basis, an annual advisory vote on the compensation of our named executive officers. In accordance with the results of this vote, the Board determined to implement an advisory vote on the compensation of our named executive officers every year until the next vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which will occur at the 2029 Annual Meeting of Stockholders.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 36, which describes in detail our executive compensation programs and the decisions made by the Compensation and Human Capital Committee and our Board with respect to fiscal 2024.

As we describe in the “Compensation Discussion and Analysis,” we maintain an executive compensation program that is designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain qualified and talented executives, who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of the Compensation and Human Capital Committee is to ensure that our executive compensation program is aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our program does not encourage excessive risk-taking by management. Annual compensation decisions for executive officers are made by our Compensation and Human Capital Committee based on the achievement of specified performance goals as described under “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve an advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Casella Waste Systems, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Casella Waste Systems, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, the Compensation and Human Capital Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.

PROPOSAL 3— RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee appointed RSM US LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2025. The appointment of RSM US LLP is being presented to the stockholders for ratification at the 2025 Annual Meeting.

RSM US LLP has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of RSM US LLP are expected to attend the virtual 2025 Annual Meeting and will be given the opportunity to make a statement on their firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

RSM US LLP served as our independent auditors for fiscal 2024 and fiscal 2023. A summary of the fees billed for services rendered to us by RSM US LLP in fiscal 2024 and fiscal 2023 is set forth in the table below.

	Period	Audit Fees (1)	Audit-Related Fees	Tax Fees	All Other Fees	Total Fees
RSM US LLP	Fiscal 2024	$2,083,087	$ —	$ —	$ —	$2,083,087
RSM US LLP	Fiscal 2023	$1,891,276	$ —	$ —	$ —	$1,891,276

(1)

Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements, including registration statements. This amount includes reimbursement of out of pocket costs in fiscal 2024 of $28,752 and fiscal 2023 of $26,976.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditors. This policy generally provides that we will not engage an independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee pre-approved 100% of the audit and non-audit services performed by our independent auditors in fiscal 2024 and fiscal 2023. No services were approved pursuant to the de minimis exception to the Audit Committee pre-approval requirements.

Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of RSM US LLP as our independent auditors. If our stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain RSM US LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2025 by voting “FOR” Proposal 4.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2026 ANNUAL MEETING OF

STOCKHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act, any proposal that a stockholder intends to present at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), for inclusion in the proxy statement for the 2026 Annual Meeting, must be submitted to the attention of the Corporate Secretary at our offices, 25 Greens Hill Lane, Rutland, Vermont 05701 no later than December 22, 2025. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

In addition, our By-Laws require that we be given advance written notice for nominations for election to our Board and of other business that stockholders wish to present for consideration at an annual meeting of stockholders (other than those proposals of business intended to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by our Corporate Secretary at our principal offices and must otherwise meet the requirements set forth in our By-Laws (including providing the information required by Rule 14a-19 under the Exchange Act). The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at our principal offices, and received by March 7, 2026, but not before February 5, 2026, which is not less than 90 days nor more than 120 days prior to the anniversary date of the 2025 Annual Meeting. However, in the event that the 2026 Annual Meeting is scheduled to be held on a date before May 16, 2026, or after August 4, 2026, which are dates 20 days before or 60 days after the anniversary date of the 2025 Annual Meeting, then such advance notice must be received by us not earlier than the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the 2026 Annual Meeting and (2) the 10th day following the day on which notice of the date of the 2026 Annual Meeting is mailed or public disclosure of the date of the 2026 Annual Meeting is made, whichever first occurs.

If a stockholder who wishes to present a proposal before the 2026 Annual Meeting outside of Rule 14a-8 of the Exchange Act fails to notify us by the required date, the proxies that our Board solicits for the 2026 Annual Meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules, including Rule 14a-4(c) of the Exchange Act.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, 1-802-775-0325. If you would like to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Our 2024 Annual Report is available at www.casella.com under the heading entitled “Investor Relations.” Stockholders may request a copy of our 2024 Form 10-K filed with the SEC (without exhibits) free of charge upon written request to: Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, VT 05701.

OTHER MATTERS

Our Board knows of no other business which will be presented for consideration at the 2025 Annual Meeting other than that described above. However, if any other business should come before the 2025 Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

APPENDIX A

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Non-GAAP Performance Measures

In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we also present non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income and Adjusted Operating Income Margin that provide an understanding of our operational performance because we consider them important supplemental measures of our performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes our “core operating performance” is helpful in understanding our ongoing performance in the ordinary course of operations. We believe that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and our results of operations has performed. Adjusted EBITDA and Adjusted Operating Income are also used as compensation performance measures, as further discussed in “Compensation Discussion and Analysis”. The table below sets forth such performance measures on an adjusted basis to exclude such items (dollars in thousands):

	12 months ended Dec. 31, 2021	12 months ended Dec. 31, 2022	12 months ended Dec. 31, 2023	12 months ended Dec. 31, 2024
Revenues	$889,211	$1,085,089	$1,264,542	$1,557,283
Net income	$41,100	$53,079	$25,399	$13,536
Provision for income taxes	16,946	21,887	11,646	7,512
Other income	(1,313)	(2,585)	(1,646)	(1,666)
Loss from termination of bridge financing	—	—	8,191	—
Debt modification expense	—	—	—	1,396
Legal settlement	—	—	6,150	—
Interest expense, net	20,927	23,013	36,837	51,983
Southbridge Landfill closure charge	496	1,436	467	8,385
Expense from acquisition activities	5,304	4,613	15,038	24,879
Environmental remediation charge	9241	759	—	—
Landfill capping (recovery) charge - veneer failure	—	—	3,870	(1,739)
Gain on resolution of acquisition-related contingent consideration	—	—	(965)	—
Depreciation and landfill amortization	92,637	109,758	139,668	178,426
Amortization of intangibles	10,953	16,593	31,037	56,481
Depletion of landfill operating lease obligations	8,265	8,671	9,026	9,763
Interest accretion on landfill and environmental remediation liabilities	7,324	8,008	9,885	11,601

Adjusted EBITDA	$203,563	$245,235	$294,603	$360,557

Depreciation and landfill amortization	(92,637)	(109,758)	(139,668)	(178,426)
Depletion of landfill operating lease obligations	(8,265)	(8,674)	(9,026)	(9,763)
Interest accretion on landfill and environmental remediation liabilities	(7,324)	(8,008)	(9,885)	(11,601)

Adjusted Operating Income	$95,337	$118,795	$136,024	$160,767

Net Income Margin (%)	4.6%	4.9%	2.0%	0.9%
Adjusted EBITDA Margin (%)	22.9%	22.6%	23.3%	23.2%
Adjusted Operating Income Margin (%)	10.7%	10.9%	10.8%	10.3%

Net Income Margin is calculated by dividing Net income by revenues. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenues. Adjusted Operating Income Margin is calculated by dividing Adjusted Operating Income by revenues.

Non-GAAP Liquidity Measures

In addition to disclosing financial results prepared in accordance with GAAP, we also present non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of our liquidity because we consider them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of cash flow generation from our core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening our balance sheet through paying down debt. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand our cash flows provided by operating activities after certain expenditures and believes that this measure demonstrates our to execute on our strategic initiatives. We believe that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing our liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. Adjusted Free Cash Flow is also used as a compensation performance measure, as further discussed in “Compensation Discussion and Analysis”. The table below sets forth this liquidity measure on an adjusted basis to exclude such items (dollars in thousands):

	12 months ended Dec. 31, 2021	12 months ended Dec. 31, 2022	12 months ended Dec. 31, 2023	12 months ended Dec. 31, 2024
Net cash provided by operating activities	$182,737	$217,314	$233,092	$281,355
Capital expenditures	(123,295)	(130,960)	(154,907)	(203,227)
Proceeds from sale of property and equipment	788	600	1,110	1,380
Proceeds from property insurance settlement	—	—	—	146
Southbridge landfill closure and Potsdam environmental remediation (i)	6,274	3,766	4,308	3,035
Cash outlays from acquisition expense (ii)	4,988	4,284	13,105	20,457
Waste USA Landfill phase VI capital expenditures (iii)	13,325	—	—	—
Acquisition capital expenditures (iv)	10,515	16,209	20,866	45,325
FLSA legal settlement payment (v)	—	—	—	6,150
McKean Landfill rail capital expenditures (vi)	—	—	10,725	3,688

Adjusted Free Cash Flow	$95,332	$111,213	$128,299	$158,309

(i)

Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned, early closure of the Southbridge Landfill and the Company’s portion of costs associated with an environmental remediation of Potsdam. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017, and expects to incur cash outlays through satisfaction of the closure requirements and the environmental remediation process. In August 2024, the Company received the final closure permit related to Southbridge Landfill and entered the post-closure period.

(ii)

Cash outlays for acquisition expenses are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, consulting, rebranding and other costs as part of the Company’s strategic growth initiative.

(iii)

Waste USA Landfill phase VI capital expenditures related to the Company’s landfill in Coventry, Vermont (“Waste USA Landfill”) phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

(iv)

Acquisition capital expenditures are (x) acquisition-related capital expenditures that are necessary to transition and upgrade acquired assets to Company operating standards and to achieve strategic synergies associated with integrating newly acquired operations, which can be considered, together with acquisition purchase price, as part of the initial overall investment in an acquired business; and (y) non-routine development investments that are expected to provide long-term returns.

(v)

FLSA legal settlement payment is the cash outlay of a legal settlement related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the Fair Labor Standards Act of 1938 as well as state wage and hours laws.

(vi)

McKean Landfill rail capital expenditures are related to the Company’s landfill in Mount Jewett, PA rail side development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from the landfill construction investments in the normal course of operations.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow presented by other companies.

Your vote matters ? here?s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically before the meeting must be received by 11:59 p.m., Eastern Time, on June 4, 2025. Online Before the meeting vote at www.investorvote.com/CWST or scan the QR code ? login details are located in the shaded bar below. During the meeting vote at https://meetnow.global/MUPPXUN Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/CWST 2025 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals ? The Board of Directors recommend a vote FOR all the nominees listed, and FOR Proposals 2 and 3. 1. To elect the following nominees as Class I directors of the Company to serve until the 2028 Annual Meeting of Stockholders: For Withhold For Withhold For Withhold 01—Michael K. Burke 02—Douglas R. Casella 03—Gary Sova 2. To approve, in an advisory ?say-on-pay? vote, the For Against Abstain 3. To ratify the appointment of RSM US LLP as the For Against Abstain compensation of the Company?s named executive officers. Company?s independent auditors for the fiscal year ending December 31, 2025. B Authorized Signatures ? This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) ? Please print date below. Signature 1 ? Please keep signature within the box. Signature 2 ? Please keep signature within the box. 3 2 AV 044MQA

The 2025 Annual Meeting of Stockholders of Casella Waste Systems, Inc. will be held on Thursday, June 5, 2025, 10:00 a.m. Eastern Time, virtually via the internet at https://meetnow.global/MUPPXUN. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.casella.com/2025AnnualMeeting Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CWST IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CASELLA WASTE SYSTEMS, INC. 2025 ANNUAL MEETING OF STOCKHOLDERS THURSDAY, JUNE 5, 2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASELLA WASTE SYSTEMS, INC. The undersigned, having received notice of the 2025 Annual Meeting of Stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John W. Casella and Shelley Sayward (each with full power of substitution), as proxies of the undersigned, to attend the 2025 Annual Meeting of Stockholders of Casella Waste Systems, Inc. (the ?Company?), to be held on Thursday, June 5, 2025 at 10:00 a.m. Eastern Time, and any adjournment, postponement, continuation or rescheduling thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Class A common stock and Class B common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Attendance of the undersigned at the 2025 Annual Meeting of Stockholders or at any adjournment, postponement, continuation or rescheduling thereof will not be deemed to revoke this proxy unless the undersigned votes said shares of common stock electronically during the meeting. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. THE SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION. IF YOU HAVE NOT VOTED VIA TELEPHONE OR INTERNET, PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. C Non-Voting Items Change of Address ? Please print new address below.